Exhibit 2

Paving The Road For Future Success

Annual Report 2005

ADB

ADB Systems International Ltd.

Message to Shareholders

We began a transformation of our company more than two years ago. The basis of this change hinged on an expansion of our technology, a focus on the oil and gas, healthcare, government and financial services sectors, and most importantly, the launch of a joint venture with GE.

The efforts to support this transformation have been substantial. In fact, we have invested in new research and development activities to ensure that our technology stays at the leading edge, we have expanded our roster of customers in each of our business units, and we have moved aggressively forward with one of the world’s largest organizations. The progress, as evidenced by our financial and operational results in 2005, provides the basis for sustainable growth.

Financial Improvements

A key improvement in 2005 was reflected in our revenue results. Our total revenues in 2005 were $5.78 million. This represents a growth of 17 percent when compared to 2004 and in concert with our revenue increase, we also experienced a significant reduction of more than $1million in our operating expenses. This resulted in a reduction of our net loss position of $1.6 million in 2005 over 2004.

These financial and operational improvements provide evidence of very favorable trends that position us well for 2006 and beyond.

Expansion of Customer Activities

The cornerstone of our improved financial results is based on our increased customer activities and stronger customer relationships.

In 2005, we saw an increase in customer activities through our joint venture with GE, notably through our efforts with Kraft, GE Aircraft Engines and the National Auctioneers Association.

We also saw considerable progress across each of our business units. In particular, our Norway business unit has expanded its efforts with BP and Mesta AS, the country’s largest road construction company. Each of these organizations is using our technology to manage their assets in areas critical to their operations.

In the UK, we continue to build on our relationship with the National Health Service (NHS), Europe’s largest healthcare provider. Since we began discussions with the NHS in 2003 to explore how we could streamline their purchasing activities and reduce buying costs, we have entered into a number of agreements that resulted in a significant increase in their use of our technology. By working closely with the NHS to address their supply chain and purchasing requirements, we are helping the NHS to redirect operational cost savings to improving patient care.

Based on our expanded relationships with these world-class organizations, it is clear that our technology offerings deliver value and a return on investment that continues to gain acceptance and generate customer satisfaction.

Outlook

ADB’s progress, as evidenced by our financial, operational and strategic results in 2005, has been considerable. And this progress provides a basis for long-term growth and success. In particular, we believe that a significant number of our customer and operational activities in 2006 will be generated through our joint venture initiative with GE.

On behalf of our directors, senior management and all ADB Systems employees, I would like to thank all of our shareholders for their ongoing support.

Jeff Lymburner
CEO
ADB Systems International

ADB Systems International Ltd. 2005 Annual Report    1

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

OVERVIEW
ADB Systems International Ltd. (“ADB” or the “Company”) provides asset lifecycle management solutions that help organizations source, maintain and sell assets for maximum value. Through our technology offerings and services, we enable organizations across a variety of sectors to generate improved efficiencies and reduced operating costs.

Our integrated solutions are designed to help our customers get full value from their capital assets by helping to:
•	Streamline sourcing/procurement activities while reducing purchasing costs
•	Schedule preventative and corrective maintenance activities, eliminating unnecessary operational downtimes and reducing maintenance costs
•	Manage inventory of materials more effectively, resulting in reduced purchase costs, improved access to supplies, and easier tracking of assets regardless of their location
•	Generate higher yield for surplus assets that are disposed or sold on-line

We work with a growing number of customers and partners in a variety of industry verticals including oil and gas, government, healthcare, manufacturing and financial services.

Our current customers and partners include BP, GE Commercial Finance, Commercial Equipment Financing (“GE CEF”), National Health Service (UK), Talisman Energy, Vesta Insurance, Mesta AS, and Star Energy HG Gas Storage Limited.

Through our wholly owned subsidiary, ADB Systems USA, Inc., ADB owns a 50 percent interest in GE Asset Manager, LLC (also referred to as “GE’s Asset Manager”), a joint business venture launched with GE CEF.

ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.).

Our shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

Our consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principals and are presented in Canadian dollars. Unless otherwise indicated, all disclosures in the management discussion and analysis are presented in accordance with such principals and currency.

DEVELOPMENTS OF 2005
CUSTOMER ACTIVITIES
Throughout 2005, ADB expanded existing customer relationships while making efforts to add new customer organizations. Cross selling of ancillary software and services within established customer relationships continued and ADB was able to expand its working relationship with National Health Service (UK), Paramount (Canada), and GE CEF (US), among others. New customers included Mesta AS (Norway) and Trilogy (Canada).

JOINT VENTURE WITH GE CEF
In North America, ADB continued to focus on the expansion of activities related to GE Asset Manager, LLC, (GEAM) the joint venture co-owned by ADB and GE CEF. Incrementally through the year, software was refined in order to expand GEAM’s array of offerings to its clients and sales efforts broadened to include the appraisal industry, a commercial segment vital to the valuation and financing of assets. In this area, the joint venture successfully established a co-operation agreement with the North American Auctioneers Association (NAA) for the provision of appraisal services online. These services are scheduled to launch in Q2 2006.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

Customer Service and Technology
ADB undertook a number of software development initiatives in 2005 to ensure continued technology leadership. The most substantial single project involved the re-architecture of certain WorkMate elements and resulted in enhanced functionality for a number of customers.

Information Regarding Forward-looking Statements
Statements contained in this report may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These risks include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause our results to differ materially from expectations.

These risks include:
•	our ability to raise additional funding when needed;
•	our ability to repay our debt to lenders;
•	volatility of the stock markets and fluctuations in the market price of our stock;
•	risks associated with international operations;
•	our ability to develop appropriate strategic alliances and successfully develop and implement technology;
•	our ability to gain acceptance of our products and services;
•	our ability to respond to competitive factors and technological changes;
•	our ability to introduce new technology offerings and services;

Other such risks as we may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission, Annual Information Form, and Management Information Circular, may also cause our results to differ materially from expectations.

We encourage you to carefully review these risks, as outlined below, to evaluate your existing or potential investment in our securities.

General Industry, Economic and Market Conditions
ADB’s future revenues and operating results are largely dependent on a number of industry, economic and market conditions. If any of these conditions were subject to adverse developments, our operational performance would be affected. For example, if consolidation occurs within the target industries we operate in, adverse economic conditions impact our existing base of customers, or if the demand for asset management solutions decreases, our ability to increase our customer base, improve our revenues and generate a profit may be impacted.

ASSET MANAGEMENT FOCUS
Since our acquisition of ADB Systemer ASA in October 2001, we have focused all of our efforts on delivering asset management technology solutions to customers in the oil and gas, healthcare, financial services and government sectors.

Our future success, including revenue performance and ability to generate a profit, may be impacted if:
•
the significance of asset management requirements, including sourcing, procurement, maintenance management, materials management and asset disposition activities, diminishes within our target markets and existing customer base;

•	we are unable to expand our suite of asset management technology to meet new market requirements;
•	we are unable to leverage new technology advancements into our core suite of offerings; or
•	our existing partners shift focus away from current asset management activities to other areas.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

COMPETITIVE LANDSCAPE
ADB operates in a very competitive marketplace against organizations that, in some cases, are larger, have more resources, or broader technology offerings. These competitive organizations include Datastream, MRO Software Inc., Indus, Ariba, SAP and Oracle, among others.

Our future success is dependent on our ability to gain market share from these competitors while ensuring that our existing customer base is free of any competitive encroachment.

CUSTOMER CONCENTRATION
ADB maintains excellent working relationships with a number of key organizations such as BP, GE CEF, Star Energy HG Gas Storage Limited, and the National Health Service.

In 2005, two customers accounted for 37 percent and 17 percent, respectively (2004 - one customer accounted for 31 percent) of total revenues. If our relationships with any of these customers is severed or meaningfully altered, we would experience a significant decline in our performance, particularly through reduced revenues.

INTERNATIONAL MARKETS
ADB is structured into three business units: North America, Ireland and the U.K. and Norway. Each of these business units serves a local customer base. These business units also serve customers from other parts of the world, including Asia and South America.

While an increase in sales from our North America business unit is expected, we rely heavily on the performance of our Norway and Ireland/U.K. business units.

Operating as an organization with an international presence and an international base of customers exposes ADB to a number of risks and uncertainties that may impact our operational performance. These risks and uncertainties include:
•	fluctuations in currency exchanges
•	unexpected changes to foreign laws and regulations, and foreign tax laws
•	local residency requirements for our sales and professional service personnel
•	fluctuations to local demand for asset management technology and services

FOREIGN EXCHANGE RISK
The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in various currencies including the Canadian dollar, U.S. dollar, UK pound, EURO, and Norwegian krone. Correspondingly, operating expenses related to these activities are transacted in the above-denoted currencies. The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations.

INTEREST RATE RISK
The Company has limited exposure to fluctuations in interest rates. The Company does not use derivative instruments to reduce its exposure to interest rate risk.

CREDIT RISK
Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

At December 31, 2005, one customer accounted for 40 percent of total accounts receivable. At December 31, 2004, there were three customers that accounted for 18 percent, 13 percent and 11 percent, respectively, of total accounts receivable. The Company does not have a history of non-payment.
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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

CRITICAL ACCOUNTING ESTIMATES
The Company has incurred negative annual cash flows from operations since inception and expects to continue to expend substantial funds to continue to develop technology, build an infrastructure to support business development efforts and expand other areas of business including the acquisition of, or strategic investments in, complementary products, businesses or technologies. The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2005. Management’s 2006 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in Norway, the UK and North America. The revenue contained in management’s business plan is based on detailed estimates of revenue on a customer-by-customer basis. Management does not anticipate a material increase in 2006 expenses over those incurred in 2005, in order to attain the 2006 revenue goals. Additionally, management believes that it has the ability to raise additional financing if required. The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

The consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. If the going concern assumption were not appropriate, adjustments would be necessary in the carrying value of assets and liabilities, the reported net losses and the balance sheet classification used.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting years. Estimates are used when determining items such as the allowance for doubtful accounts, the fair value assigned to the debt and equity components of the secured subordinated notes and the expected requirements for non-operational funding in 2006. Actual results could differ from those estimates.

CRITICAL ACCOUNTING POLICIES
We periodically review our financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. As part of this process, we have reviewed our selection, application and communication of critical accounting policies and financial disclosures. We have determined that the critical accounting policies related to our core ongoing business activities are primarily those that relate to revenue recognition. Other significant accounting policies are described in Note 3 to our audited annual consolidated financial statements for the year ended December 31, 2005.

REVENUE RECOGNITION
The Company’s revenues are derived from software license fees, implementation, training and consulting services, product maintenance and customer support, and software development, and hosting fees. Fees for services are billed separately from licenses of the Company’s product. The Company recognizes revenue in accordance with Canadian GAAP, which in the Company’s circumstances, are not materially different from the amounts that would be determined under provisions of the American Institute of Certified Public Accountants Statements of Position (SOP) No. 97-2, “ Software Revenue Recognition”, and as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software revenue Recognition, With Respect to Certain Transactions”. The Company also considers the provisions of CICA EIC 141, which is analogous to Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements”, and CICA EIC 142, which is analogous to the Emerging Issues Task Force consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements,” in determining the appropriate revenue recognition methodology.

SOFTWARE LICENSE REVENUE
The Company recognizes software license revenue in accordance with the terms of the license agreement and when the following criteria as set out in SOP No. 97-2 are met:
•    persuasive evidence of an arrangement exists,
•    delivery has occurred,
•    the fee is fixed or determinable, and
•    collectibility is probable.
Software license revenue consists of fixed license fee agreements involving perpetual licenses.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

Software license agreements may be part of multiple element arrangements that include consulting and implementation services. When these services are considered essential to the functionality of the license, the license revenue is combined with service revenue and is recognized on the basis of the percentage of completion method as specified by contract accounting principles. When these services are not considered essential to the functionality of the license, the entire arrangement fee is allocated to each element in the arrangement based on the respective vendor specific objective evidence (“VSOE”) of the fair value of each element. VSOE used in determining the fair value of license revenues is based on the price charged by the Company when the same element is sold in similar quantities to a customer of a similar size and nature. VSOE used in determining fair value for installation, implementation and training based on the standard daily rates for the type of service being provided multiplied by the estimated time to complete each task. VSOE used in determining the fair value of maintenance and support is based on the annual renewal rates. The revenue allocable to the software license is recognized when the revenue criteria are met. The revenue allocable to the consulting services is recognized as the services are performed.

IMPLEMENTATION, TRAINING & CONSULTING SERVICE FEES
The Company receives revenue from implementation of its product offerings, consulting services and training services. Customers are charged a fee based on time and expenses. Revenue from implementation, consulting services and training fees is recognized as the services are performed or deferred until contractually defined milestones are achieved or until customer acceptance has occurred, as the case may be, for such contracts.

PRODUCT MAINTENANCE & CUSTOMER SUPPORT FEES
The Company receives revenue from maintaining its products and the provision of on-going support services to customers. The maintenance and support fees are typically equal to a specified percentage of the customers’ license fee. If associated with the fixed fee license model, the maintenance revenues received are recorded as deferred revenue and recognized on a straight-line basis over the contract period.

Services revenue from maintenance and support is recognized when the services are performed. Maintenance and support revenues paid in advance are non-refundable and are recognized on a straight-line basis over the term of the agreement, which typically is 12 months.

SOFTWARE DEVELOPMENT FEES
Typically, development of software for our customers is provided based on a predetermined fixed rate basis. Revenue is recognized as time is incurred throughout the development process.

HOSTING FEES
The Company earns revenue from the hosting of customer websites. Under our existing hosting contracts, we charge customers a recurring periodic flat fee. The fees are recognized as the hosting services are provided.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS:

(i) CONSOLIDATION OF VARIABLE INTEREST ENTITIES
Effective January 1, 2005, the Company adopted Accounting Guideline 15, Consolidation of Variable Interest Entities (“AcG-15”). AcG-15 addresses the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. AcG-15 addresses when an enterprise should include the assets, liabilities and results of activities of such an entity in its consolidated financial statements. There was no impact to the consolidated financial statements of the Company as a result of adopting this standard since the Company does not have an interest in any entities that is subject to control on a basis other than ownership of voting interests.

(ii) ARRANGEMENTS CONTAINING A LEASE
Effective January 1, 2005, the Company adopted CICA EIC 150, Determining whether an Arrangement Contains a Lease (“EIC 150”). EIC 150 addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. There was no impact to the consolidated financial statements of the Company as a result of the adoption of this new standard since the Company has not entered into such arrangements.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

RECENT CANADIAN ACCOUNTING PRONOUNCEMENTS

(i) NON-MONETARY TRANSACTIONS
In 2005, the CICA issued Handbook Section 3831, Non-monetary transactions (“CICA 3831”), replacing Section 3830, Non-monetary transactions. CICA 3831 requires that an asset exchanged or transferred in a non-monetary transaction must be measured at its fair value except when: the transaction lacks commercial substance; the transaction is an exchange of a product or property held for sale in the ordinary course of business for a product or property to be sold in the same line of business to facilitate sales to customers other than the parties to the exchange; neither the fair value of the asset received nor the fair value of the asset given up is reliably measurable; or the transaction is a non-monetary nonreciprocal transfer to owners that represents a spin-off or other form of restructuring or liquidation. In these cases the transaction must be measured at the carrying value. The new requirements are effective for transactions occurring on or after January 1, 2006. The Company does not expect that this new standard will have a material impact on its consolidated financial statements.

(ii) FINANCIAL INSTRUMENTS
In 2005, the CICA issued Handbook Section 3855, Financial Instruments - Recognition and Measurement, Handbook Section 1530, Comprehensive Income, and Handbook Section 3865, Hedges. The new standards will be effective for interim and annual financial statements commencing in 2007. Earlier adoption is permitted. The new standards will require presentation of a separate statement of comprehensive income. Derivative financial instruments will be recorded in the balance sheet at fair value and the changes in fair value of derivatives designated as cash flow hedges will be reported in comprehensive income. The existing hedging principles of AcG-13 will be substantially unchanged. The Company is assessing the impact of these new standards.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

SELECTED ANNUAL INFORMATION
(in thousands of Canadian dollars)
	2005	2004	2003
License revenue	$472	$326	$533
Service revenue	5,303	4,604	5,320
Total revenue	$5,775	$4,930	$5,853
Operating expenses:
General and administrative	4,204	4,488	4,753
Customer service and technology	3,587	3,134	2,712
Sales and marketing	534	749	1,098
Employee stock options	154	39	193
Depreciation and amortization	132	1,190	1,901
Losses (gains) on disposal of capital assets and strategic investment	-	1	(7)
Other income	(42)	-	(67)
Total operating expenses	8,569	9,601	10,583
Loss from operations	(2,794)	(4,671)	(4,730)

Interest expense:
Cash interest expense	312	173	177
Accretion of secured subordinated notes	405	266	112
Interest income	(10)	(6)	(9)
	707	433	280
Loss before the undernoted	(3,501)	(5,104)	(5,010)
Gain on settlement of demand loan	-	-	2,195
NET LOSS FOR THE YEAR	$(3,501)	$(5,104)	$(2,815)
LOSS PER SHARE, BASIC AND DILUTED	$(0.05)	$(0.08)	$0.05)

RECONCILIATION OF NET LOSS TO EBITDA
Year ended (In thousand of Canadian dollars)	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2003
Net loss for the year, as per above	$(3,501)	$(5,104)	$(2,815)
Reconciling items:
Employee stock options	154	39	193
Interest expense:
Cash interest expense	312	173	177
Accretion of secured subordinated notes	405	266	112
Depreciation and amortization	132	1,190	1,901
Losses (gains) on disposal of capital assets and strategic investment	-	1	(7)
Other income	(42)	-	(67)
Interest income	(10)	(6)	(9)
Gain on settlement of demand loan	-	-	(2,195)
EBITDA	$(2,550)	$(3,441)	$(2,710)

Year ended (In thousand of Canadian dollars)	Dec. 31, 2005	Dec.31, 2004	Dec. 31, 2003
Total Assets	$1,843	$2,493	$3,211
Total Long-term liabilities	$1,800	$1,684	$721

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2005 and December 31, 2004

Net Loss. Our net loss for the year ended December 31, 2005 was $3.501 million, a decrease of 31.4 percent from the net loss of $5.104 million reported for the year ended December 31, 2004.

The loss before employee stock options, depreciation and amortization, interest expense and interest income (“EBITDA”) was $2.550 million for 2005 as compared to $3.441 million for 2004, a decrease of 25.9 percent. The Company considers EBITDA to be a meaningful performance measure as it provides an approximation of operating cash flows. This decrease was the result of a $845,000 increase in revenue from $4.930 million in 2004 to $5.775 million in 2005 and a $46,000 decrease in the associated expenses (general and administrative, customer service and technology and sales and marketing) from $8.371 million in 2004 to $8.325 million in 2005. The reduction in expenses of 0.5 percent in 2005 when compared to 2004 was achieved in the areas of general and administrative expenses by $284,000 and sales and marketing expenses by $215,000, partially offset by an increase in customer service and technology expenses of $453,000.

Revenue. Revenue is comprised of software license sales and service fees for consulting, implementation, application hosting, training, maintenance and support activities.

Revenue increased to $5.775 million for the year ended December 31, 2005 from $4.930 million for the year ended December 31, 2004, representing a growth of 17.1 percent. This growth was attributable to the increased revenue in Norway of $1.038 million, partially offset by reduced revenue in North America of $140,000 and reduced revenue in Ireland/U.K. of $53,000.

Norway’s revenue growth was based mainly on the new customer relationship with MESTA AS.

In North America, continued focus on GE Asset Manager, LLC joint venture activities in preparation for long-term growth resulted in the decline in current year’s revenue.

General and Administrative. General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than technology staff compensation (which is included in customer service and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses), occupancy costs, foreign exchange gains or losses, professional fees, insurance, investor relations, regulatory filing fees, and travel and related costs.

General and administrative expenses decreased by $284,000 to $4.204 million for the year ended December 31, 2005, as compared to $4.488 million for the year ended December 31, 2004, representing a decline of 6.3 percent.

Year-over-year savings in the amount of $115,000 resulted from salary expense reductions arising from a smaller administrative workforce and favourable Canadian dollar exchange rates pertaining to US dollar-denominated salaries. These savings were partially offset by increased professional fees ($95,000) due largely to increased reliance on outside contractors in Norway. Continued cost containment efforts resulted in $38,000 savings in travel expenses, savings in investor relations of $84,000 and a reduction in connectivity and occupancy costs of $128,000 largely due to the relocation of the North American head office and the administrative office in Ireland.

Sales and Marketing. Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs.

Sales and marketing costs for the year ended December 31, 2005 amounted to $534,000, as compared to $749,000 for 2004, a decrease of 28.7 percent. This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising and tradeshow activities and related travel expenses throughout 2005.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

Customer Service and Technology. Customer service and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Customer service and technology expenses increased to $3.587 million for the year ended December 31, 2005 from $3.134 million for the year ended December 31, 2004, an increase of 14.5 percent. The increase in costs is due primarily to an increase in staffing levels over last year in Norway and North America, coupled with an increase in salary levels and an increase in recruiting fees ($462,000).

Employee Stock Options. Effective January 1, 2003, the Company adopted the accounting recommendations contained in the CICA handbook Section 3870 - “Stock-based Compensation and Other Stock-based Compensation Payments”. As a result, the Company recorded an employee stock option expense of $154,000 for the year ended December 31, 2005 and $39,000 for the year ended December 31, 2004, an increase of 294.9 percent. The increase in employee stock option expense was due to the vesting of stock options that were granted in early 2005. No employee stock options were granted in 2004. The 2004 expense arises from the vesting of stock options that were granted in 2003. No stock compensation expense is recognized for employee grants made before January 1, 2003.

Depreciation and Amortization. Depreciation and amortization expense was $132,000 for the year ended December 31, 2005 as compared to $1.190 million for the year ended December 31, 2004, a decrease of 88.9 percent. This decrease reflects software acquired in the acquisition of ADB Systemer which was fully amortized by the end of the third quarter of 2004.

Interest Expense. Interest expense reflects interest incurred from debt instruments and loans. Interest expense for the year ended December 31, 2005 was $717,000 compared to $439,000 for December 31, 2004. During 2005, cash interest expense of $312,000 and non-cash interest expense of $405,000 was incurred related to secured subordinated notes. Comparatively, cash interest expense of $173,000 and non-cash interest expense of $266,000 was recorded in 2004. The increase in interest expense was due to the increase in secured subordinated notes outstanding during 2005.

Interest Income. Interest income reflects interest from investments in cash and marketable securities. Interest income was negligible for both years ended December 31, 2005 and 2004.

Other Income. During the year ended December 31, 2005, the Company received a $42,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S. No similar refunds were received in 2004.

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

Comparison of Years Ended December 31, 2004 and December 31, 2003

Net Loss. Our net loss for the year ended December 31, 2004 was $5.104 million, an increase of 81.3 percent over the net loss of $2.815 million reported for the year ended December 31, 2003. The net loss for 2003, however, included a gain of $2.195 million from the settlement of a demand loan and revenue from historic retail activities. Excluding these items outside of the normal course of operations (although not considered extraordinary items), our 2004 loss of $5.104 million represents a 0.5 percent increase over the 2003 loss of $5.077 million.

The loss before employee stock options, depreciation and amortization, interest expense and interest income (“EBITDA”) was $3.441 million for 2004 as compared to $2.710 million for 2003, an increase of 27.0 percent. The Company considers EBITDA to be a meaningful performance measure as it provides an approximation of operating cash flows. This increase was the result of a $923,000 decrease in revenue from $5.853 million in 2003 to $4.930 million in 2004, partially offset by a $192,000 decrease in the associated expenses of $8.563 million in 2003 to $8.371 million in 2004. The reduction in expenses of 2.2 percent in 2004 when compared to 2003 was achieved in the areas of general and administrative expenses by $283,000 and sales and marketing expenses by $349,000, partially offset by an increase in customer service and technology expenses of $440,000.

Revenue. Revenue is comprised of software license sales, service fees for consulting, implementation, application hosting, training, maintenance and support activities and transaction fees from on-line activities performed for customers.

Revenue decreased to $4.930 million for the year ended December 31, 2004 from $5.853 million for the year ended December 31, 2003, representing a decline of 15.8 percent. This decline was attributable to reduced revenue in North America of $415,000 and reduced revenue in Ireland/U.K. of $557,000. Revenue from Norway increased by $50,000 in 2004 as compared to 2003.

In North America, re-targeting of resources towards the GE CEF joint venture efforts in 2004 resulted in a decline in development, hosting and transactional revenue of approximately $408,000.

In the Ireland/UK region we did not experience an increase in customer acquisitions and activity in 2004 as we did 2003. The year-over-year revenue decline was primarily the result of reduced sales by the amount of $532,000 to customers in non-healthcare industry sectors.

General and Administrative. General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than technology staff compensation (which is included in customer service and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses), occupancy costs, foreign exchange gains or losses, professional fees, insurance, investor relations, regulatory filing fees, and travel and related costs.

General and administrative expenses decreased by $265,000 to $4.488 million for the year ended December 31, 2004, as compared to $4.753 million for the year ended December 31, 2003, representing a decline of 5.6 percent.

Year-over-year savings in the amount of $183,000 resulted from salary expense reductions arising from a smaller administrative workforce and favourable Canadian dollar exchange rates pertaining to US dollar-denominated salaries. Continued cost containment efforts resulted in $67,000 savings in travel expenses and the reduction of occupancy and connectivity costs in the amount of $47,000 associated with the change of North American office locations and decreased utility costs as the result of Norway office leases renegotiations. Reductions in foreign exchange losses of $59,000 and in insurance costs of $41,000 also added to the savings. Expense reductions were partially offset by increased investor relation costs in the areas of consulting ($96,000) and increased professional services expenses associated with regulatory filings ($23,000).

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Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

Sales and Marketing. Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs.

Sales and marketing costs for the year ended December 31, 2004 amounted to $749,000, as compared to $1.098 million for 2003, a decrease of 31.8 percent. This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising and tradeshow activities and related travel expenses throughout 2004.

Customer Service and Technology. Customer service and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Customer service and technology expenses increased to $3.134 million for the year ended December 31, 2004 from $2.712 million for the year ended December 31, 2003, an increase of 15.6 percent. This increase is attributable to increased salary expenses resulting largely from increases in the number of technology personnel in Ireland/UK and Norway.

Employee Stock Options. Effective January 1, 2003, the Company adopted the accounting recommendations contained in the CICA handbook Section 3870 - “Stock-based Compensation and Other Stock-based Compensation Payments”. As a result, the Company recorded an employee stock option expense of $39,000 for the year ended December 31, 2004 and $193,000 for the year ended December 31, 2003. No employee stock options were granted in 2004. The 2004 expense arises from the vesting of stock options that were granted in 2003.

Depreciation and Amortization. Depreciation and amortization expense was $1.190 million for the year ended December 31, 2004 as compared to $1.901 million for the year ended December 31, 2003, a decrease of 37.4 percent. This decrease reflects a $499,000 reduction in the amortization of deferred charges as deferred financing charges relating to a demand loan were fully amortized in 2003. Additionally, software acquired in the acquisition of ADB Systemer was fully amortized by the end of the third quarter of 2004, resulting in an amortization expense for the year that was $282,000 lower than that for fiscal 2003.

Interest Expense. Interest expense reflects interest incurred from debt instruments and loans. Interest expense for the year ended December 31, 2004 was $439,000 compared to $289,000 for December 31, 2003. During 2004, cash interest expense of $173,000 and non-cash interest expense of $266,000 was incurred related to secured subordinated notes. Comparatively, cash interest expense of $50,000 and non-cash interest expense of $112,000 was recorded in 2003. The interest expense for fiscal 2003 also included interest related to a demand loan of $126,000.

Interest Income. Interest income reflects interest from investments in cash and marketable securities. Interest income was negligible for both years ended December 31, 2004 and 2003.

Realized Gain on Settlement of Demand Loan. On June 30, 2003, the Company settled an outstanding demand loan through the transfer of its investment in an associated Company. The investment had a nominal carrying value and the transfer resulted in a gain on settlement of the demand loan in the amount of $2.195 million.

Other Income. During 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S. No similar refunds were received in 2004.

ADB Systems International Ltd. 2005 Annual Report    12

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

SUMMARY OF QUARTERLY RESULTS
The following table sets forth certain unaudited consolidated statements of operations data for each of the eight most recent quarters that, in management’s opinion, have been prepared on a basis consistent with audited consolidated financial statements contained elsewhere in this annual report and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information presented. These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict future performance.

Quarter ended	Dec 31 2005	Sep 30 2005	June 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004	Jun 30 2004	Mar 31 2004
(In thousands of Canadian dollars, except per share amounts)
Revenue	$1,830	$1,119	$1,290	$1,536	$1,529	$886	$1,331	$1,184
Operating expenses:
General and administrative	1,159	862	1,157	1,026	1,047	1,092	1,274	1,075
Customer service and technology	965	718	975	929	853	647	872	762
Sales and marketing	149	122	126	137	149	149	168	283
Employee stock options	85	22	24	23	-	-	11	28
Depreciation and amortization	35	32	32	33	94	374	366	356
Losses (gains) on disposal of capital assets	2	-	(2)	-	-	-	-	1
Other income	-	-	-	(42)	-	-	-	-
Total operating expenses	2,395	1,756	2,312	2,106	2,143	2,262	2,691	2,505
Loss from operations	(565)	(637)	(1,022)	(570)	(614)	(1,376)	(1,360)	(1,321)
Interest expense:
Cash interest expense	98	73	70	71	68	52	25	28
Accretion of secured subordinated notes	128	91	91	95	94	93	40	39
Interest income	(6)	(1)	(3)	-	(3)	-	(2)	(1)
	220	163	158	166	159	145	63	66
Net Loss for the Period	$(785)	$(800)	$(1,180)	$(736)	$(773)	$(1,521)	$(1,423)	$(1,387)
Basic and Diluted Net Loss Per Share	$(0.01)	$(0.01)	$(0.02)	$(0.01)	$(0.01)	$(0.02)	$(0.02)	$(0.02)

ADB Systems International Ltd. 2005 Annual Report    13

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

SEASONALITY AND TRENDS
Historically, revenues have remained relatively consistent when compared with the same quarter of the prior year; however; there was a significant growth in the 2005 first quarter revenue of $352,000, third quarter revenue of $233,000, and fourth quarter revenue of $301,000 when compared to the same quarter of 2004. Overall, 2005 revenue increased by $845,000, representing a 17.1 percent growth from 2004.

The growth in revenue during 2005 was primarily attributable to increased revenue in Norway of $1.038 million, partially offset by reduced revenue from North America of $140,000 and Ireland/U.K. of $53,000. The Company continued to focus time and resources on building the joint venture with GE, which has resulted in short term opportunity cost but is believed to be in our best interests in 2006 and beyond.  Early in 2005 ADB also saw slower than expected activity related to the NHS (UK) but experienced growth in late Q3 and through Q4.  Through 2005 the Company maintained cost controls as evidenced by total year-over-year operational expense reduction of about $1.032 million.  In the ADB business model, revenue growth requires very minimal corresponding increases in expenses.

LIQUIDITY
The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises. Since inception, the Company has received aggregate net proceeds of $89.4 million from debt and equity financing and has realized $23.7 million in gains on investment disposals. The Company has not earned profits to date and, at December 31, 2005, has an accumulated deficit of $108.367 million. The Company expects to incur losses into 2006 and there can be no assurance that it will ever achieve profitability. Operating results have varied on a quarterly basis in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company’s control.

The Company has incurred negative annual cash flows from operations since inception and expects to continue to expend substantial funds to continue to develop technology, build an infrastructure to support business development efforts and expand other areas of business including the acquisition of, or strategic investments in, complementary products, businesses or technologies. The Company has historically relied on non-operational sources of financing to fund its operations. The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2005. Management’s 2006 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in Norway, the UK and North America. Management’s 2006 business plan indicates that approximately $1.5 million in non-operational funding will be required, in addition to the $755,000 in gross proceeds raised from Series J notes in February 2006. Management believes that it has the ability to raise additional financing as required. The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

Cash and cash equivalents decreased by $162,000 to $291,000 as at December 31, 2005 from $453,000 as at December 31, 2004.

Current assets of $1.586 million is below current liabilities (excluding deferred revenue) of $2.609 million in the current fiscal year by $1.023 million. Current assets of $2.196 million exceeded current liabilities (excluding deferred revenue) of $1.680 million by $516,000 in the prior year. Deferred revenue has been excluded from current liabilities as it is expected to be settled by resources other than cash.

ADB Systems International Ltd. 2005 Annual Report    14

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

i) Operating:
Cash outflows from operating activities decreased significantly to $1.9 million in the current fiscal year compared to cash outflows from operating activities of $3.3 million in the prior year.
Non-cash working capital resulted in inflows of $910,000 in fiscal 2005 as compared to inflows of $322,000 in fiscal 2004, an increase of $588,000, as summarized in the following table:

	2005	2004	Difference
	(in thousands)
Accounts receivable	$381	$(151)	$532
Deposits and prepaid expenses	67	(8)	75
Accounts payable	372	288	84
Accrued liabilities	101	139	(38)
Deferred revenue	6	44	(38)
Effect of currency translation	(17)	10	(27)
	$910	$322	$588

ii) Investing:
No significant cash flows resulted from investing activities in fiscal 2005. In 2005, $36,000 was spent on capital asset acquisitions as compared to $40,000 in expenditures for 2004. In 2005, proceeds in the amount of $4,000 were earned from the disposal of capital assets. No such proceeds were earned in 2004.

iii) Financing:
Cash flows generated as the result of financing activities totaled $1.8 million in fiscal 2005. The sources of cash included an equity private placement, issuance of convertible debt and advances from related parties, which was slightly offset by deferred financing costs related to the convertible debt issuance. Cash flows generated in financing activities were $3.3 million for 2004, including an equity private placement and issuance of convertible debt, which was slightly offset by deferred financing costs related to the convertible debt issuance.

iv) Contractual Obligations:
As at December 31, 2005 the Company's contractual obligations, including payments due by periods over the next five years, are as follows:

(in thousands of Canadian dollars)	Total	2006	2007	2008	2009	2010	2011 and thereafter
Operating leases	$1,670	$401	$376	$325	$276	$146	$146
License agreements	390	120	120	120	30	-	-
Secured subordinated notes -principal repayment(a)	3,455	375	1,880	-	-	1,200	-
Secured subordinated notes - interest payment (a) (b)	1,306	158	620	-	-	528	-
	$6,821	$1,054	$2,996	$445	$306	$1,874	$146

(a) Assumes secured subordinated notes are held to maturity.
(b) Assumes interest in the amount of $132,000 related to Series I note is payable in common shares in 2006.

ADB Systems International Ltd. 2005 Annual Report    15

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

CAPITAL RESOURCES
There were minor additions to capital assets during the years ended December 31, 2005 and 2004.

During 2005, the Company incurred $32,000 of costs associated with the issuance of secured subordinated notes, which were recorded as deferred financing charges, as compared to $167,000 in 2004. The deferred financing charges are being amortized on a straight-line basis over the term of the underlying notes.

FUNDING
Overview. The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises. Since inception, the Company has received aggregate net proceeds of $89.4 million from debt and equity financing and has realized $23.7 million in gains on investment disposals.

Funding - 2006
On February 8, 2006, the Company completed a transaction resulting in the issuance of Series J secured subordinated notes with a face value of $755,000. The Series J notes were issued to private investors including an amount totaling $105,000 issued to three directors/officers of the Company. The Series J notes mature February 8, 2011, have an annual interest rate of 11 percent and are convertible into equity units at a price of $0.15 per unit. Interest for the first year is payable in shares of the Company with interest payable for the remaining term of the notes payable in cash upon the earlier of maturity and conversion. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20. The warrants expire on the earlier of (i) February 8, 2009 and (ii) the date which is sixty days following the issuance of a notice by the Company to holders confirming that the closing price of the Company’s common shares, on the Toronto Stock Exchange, was greater than or equal to $0.35 for any 10 consecutive trading days. The afore-mentioned conversion provisions are subject to a four month and one day hold period. The Series J notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

Funding - 2005
On February 23, 2005, the Company completed a transaction resulting in the issuance of 2.5 million equity units at a price of $0.23 per unit for net proceeds of $570,000. Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.40 each. The warrants expire on February 22, 2009.

On September 12, 2005, the Company issued Series I secured subordinated notes with a face value of $1,200,000 for net proceeds of $1,063,000. The Series I notes were issued to private investors including an amount totaling $110,000 issued to four directors/officers of the Company. The Series I notes mature September 12, 2010, have an annual interest rate of 11 percent and are convertible into equity units at a price of $0.15 per unit. Interest for the first year is payable in shares with the provision that the total number of shares issued as interest payment cannot exceed 974,000 shares. Any of the first year interest not paid through the issuance of shares will be paid in cash. Interest payable for the remaining term of the notes is payable in cash upon the earlier of maturity and conversion. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20. The warrants expire on September 12, 2010. The Series I notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

Funding - 2004
On May 19, 2004, the Company issued Series F secured subordinated notes with a face value of $500,000 for net proceeds of $474,000. The Series F notes have an annual rate of interest of 7 percent paid quarterly in arrears, mature May 19, 2007 and are convertible into equity units at a price of $0.31 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on May 19, 2007. The Series F secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series F notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

ADB Systems International Ltd. 2005 Annual Report    16

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

On June 15, 2004, the Company issued Series G secured subordinated notes with a face value of $1,710,000 for net proceeds of $1,624,000. The Series G notes mature June 15, 2007, have an annual rate of interest of 7 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.31 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on June 15, 2008. The Series G secured subordinated notes will automatically convert into units when the volume-weighted average share price of the Company closes above $0.70 for 20 consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series G notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

On October 21, 2004, the Company issued Series H secured subordinated notes with a face value of $520,000 for net proceeds of $500,000. The Series H notes mature October 21, 2007, have an annual rate of interest of 11 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.20 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.40. The share-purchase warrants expire on October 21, 2008. The Series H secured subordinated notes will automatically convert into units when the share price of the Company closes at or above $0.45 for 10 consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. In order to obtain the required approvals to issue the Series H notes, the Company retroactively increased the interest rate on the Series G notes from an annual rate of 7 percent to an annual rate of 11 percent. The Series H notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

On December 6, 2004, the Company completed a transaction resulting in the issuance of 5,000,000 shares at a price of $0.20 per share and 5,000,000 common share-purchase warrants exercisable into one common share at a price of $0.35 for gross proceeds of $1,000,000. The warrants expire on December 6, 2008. Gross proceeds were comprised of $800,000 in cash and $200,000 in services. Issuance costs in the amount of $61,000 were incurred, including $19,000 representing the fair value of 150,000 compensation options issued to First Associates. The compensation options are exercisable into 150,000 equity units at a price of $0.20 per unit. Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.35 and an expiry date of December 6, 2008. The compensation options expire on December 6, 2006. Included in this private placement were 100,000 shares issued to a director of the Corporation for net proceeds of $20,000.

FUNDING - 2003
During the period from January 1 to June 26, 2003, the Company issued 4,879,000 common shares at a price of $0.24 per share and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 for net proceeds of $1.148 million. The warrants expire on June 26, 2005. Included in this private placement were 2,146,000 shares issued to a director and officer of the Company for total net proceeds of $505,000. None of the 2,733,000 warrants had been converted into common shares at December 31, 2003.

On August 19, 2003 the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000. The Series E notes have an annual rate of interest of 11 percent that is paid quarterly in arrears, mature in August 2006 and are convertible into equity units at a price of $0.35 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term. The holders of this Series E may convert at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principle amount to the holders of the Series E secured subordinated notes in cash. As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees. Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006. The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company. The Series E notes are secured by a general

ADB Systems International Ltd. 2005 Annual Report    17

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

TRANSACTIONS WITH RELATED PARTIES
On August 30, 2002, the Company entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to the Company a secured loan in the aggregate principal amount of $2 million (See Note 19 to the consolidated financial statements). The Company and the same unrelated party also entered into an agreement whereby on-line retail operations were to be conducted by Bid.Com Ltd. These operations utilized the on-line retail technology, experience and expertise of the Company developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products supplied by the lender.

On June 30, 2003, the Company exercised its option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

The Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but determined that, for accounting purposes, consolidation of Bid.Com Ltd. was not appropriate. This determination was based upon the Company’s evaluation of its continuing ability to determine the strategic operating policies of Bid.Com without the cooperation of others, its ability to obtain the future economic benefits from the resources of Bid.Com Ltd., and its exposure to the related risk of ownership. Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis. The Company was not exposed to losses incurred by Bid.Com Ltd., and accordingly this investment was carried at a nominal amount. U.S. GAAP required consolidation of the investment in Bid.Com Ltd. in the Company’s financial statements. The impact of this U.S. GAAP difference from Canadian GAAP is disclosed in note 23 to the financial statements.

Condensed income statement and cash flow information for Bid.Com Ltd. for the six-month period ended June 30, 2003 is as follows:

2003
(in thousands)
Revenue	$3,614
Net income (loss)	208
Change in cash resources	(358)

Revenue of $35,000 related to web-site development, support and maintenance services provided to Bid.com Ltd. has been included in the consolidated results of the Company for the six months ended June 30, 2003. In addition, the Company charged overhead-related costs of $76,000 for rent, connectivity and management fees to Bid.com Ltd. for the six-month period ended June 30, 2003. These overhead charges have been recorded as a reduction of expenses in the consolidated financial statements for the year ended December 31, 2003.

On August 30, 2002, the Company entered into a private placement agreement of secured subordinated notes (Series A, B and D notes) with a group of private investors for total gross proceeds of $1.12 million. The notes are secured by a general security agreement on the property and assets of ADB.

The following officers and directors purchased the Series D notes: Chris Bulger, a director of the Company, purchased $20,000 of Series D, which were converted on December 22, 2004 into 166,667 common shares and 83,333 common share-purchase warrants. These warrants were also exercised on December 22, 2004. Paul Godin, a director of the Company at the time, purchased $25,000 of Series D notes that were converted on December 13, 2002 to 208,333 common shares and 104,167 share-purchase warrants. These warrants were exercised on October 21, 2003. Jeff Lymburner, CEO and a director of the Company, purchased $75,000 of Series D notes of which $54,750 were converted on April 1, 2004 into 456,250 shares and 228,125 common share-purchase warrants and the remaining $20,250 were converted on August 5, 2004 into 168,750 common shares and 84,375 common share-purchase warrants. The 228,125 common share purchase warrants were exercised into an equal number of common shares by April 19, 2004. The remaining 84,375 warrants expired, unexercised on December 31, 2004. Aidan Rowsome, VP Global Sales, purchased $15,000 of Series D notes that were converted on February 3, 2003 to 125,000 common shares and 62,500 common share-purchase warrants. These warrants were exercised on December 21, 2004.

ADB Systems International Ltd. 2005 Annual Report    18

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

On May 9, 2003, the Company issued 666,666 common shares to Jeff Lymburner, CEO of the Company, in consideration of gross proceeds of $200,000 as part of a private placement financing.

On August 19, 2003, the Company entered into a private placement agreement of secured subordinated notes (Series E notes) with a group of private investors for total gross proceeds of $1.0 million. The notes are secured by a general security agreement on the property and assets of ADB.

The following officers and directors purchased the Series E notes: Paul Godin, a director of the Company at the time, purchased $50,000 of Series E notes that have not yet been converted. Jim Moskos, President Technology Group and a director of the Company purchased $35,000 of Series E notes that have not yet been converted. Michael Robb, CFO and Corporate Secretary of the Company at the time, purchased $15,000 of Series E notes that have not yet been converted.

The following officers and directors purchased Series G notes: Jeff Lymburner, CEO of the Company, purchased $100,000 of Series G notes that have not yet been converted; Jan Pedersen, President, European Operations and a director of the Company at the time, purchased $60,000 of Series G notes that have not yet been converted; and Jim Moskos, President Technology Group and a director of the Company, purchased $10,000 of Series G notes that have not yet been converted.

The following officers and directors purchased Series H notes: Jeff Lymburner, CEO of the Company, purchased $200,000 of Series H notes that were converted on June 16, 2005 to 1,000,000 common shares and 500,00 common share-purchase warrants; Jim Moskos, President, Technology Group and a director of the Company, purchased $20,000 of Series H notes that have not yet been converted; and Paul Godin, a director of the Company at the time, purchased $50,000 of Series H notes that were converted on September 21, 20065 to 250,000 common shares and 125,000 common share-purchase warrants.

In December 2004, the Company issued 100,000 Units at a price of $0.20 to Paul Godin, a director of the Company at the time, in consideration of gross proceeds of $20,000 as part of a private placement financing. Each Unit consists of one common share and one common share purchase warrant. Each common share purchase warrant may be exercised by Mr. Godin to purchase one common share at a price of $0.35. The warrants were issued for a four-year term and will expire on December 6, 2008.

The following officers and directors purchased Series I notes: Jeff Lymburner, CEO of the Company, purchased $20,000 of Series I notes that have not yet been converted; Jim Moskos, President, Technology Group and a director of the Company, purchased $10,000 of Series I notes that have not yet been converted; Chris Bulger, Chairman of the Board, purchased $20,000 of Series I notes that have not yet been converted and Duncan Copeland, a director of the Company, purchased $60,000 of Series I notes that have not yet been converted.

As at December 31, 2005, accrued interest included $25,000 (2004 - $13,000) in interest payable relating to the above secured subordinated notes due to related parties. During 2005, interest expense on secured subordinated notes from related parties was $20,000 (2004 -$6,000).

During the year ended December 31, 2005, the Company received advances from three of its directors/officers of which $137,000 (2004 - $nil) was outstanding as at December 31, 2005. The total advances include $66,000 that pay interest at a rate of 12% per annum, are secured by a general security agreement on the assets of the Company and mature as follows:
•    $44,000 maturing on July 29, 2006;
•    $5,000 maturing on August 12, 2006; and
•    $17,000 maturing on August 15, 2006.
The remaining amount of $71,000 is interest free and has no specific terms of repayment.

As at December 31, 2005, accrued liabilities included $5,000 (2004 - $nil) in interest payable relating to the above amounts due to related parties. During 2005, interest expense on advances from related parties was $5,000 (2004 -$nil).

ADB Systems International Ltd. 2005 Annual Report    19

Management’s Discussion and Analysis
Management’s Discussion & Analysis is dated March 27, 2006.

DISCLOSURE CONTROLS AND PROCEDURES
Although the Company continues to refine its disclosure controls and procedures from time to time, the CEO and Chairman of the Board have concluded that, as of December 31, 2005, the process was effective enough to ensure material information relating to the Company and its consolidated subsidiaries was accumulated and communicated up to management in sufficient time for management to make decisions regarding the Company's disclosure as required by securities legislation.

ADDITIONAL INFORMATION
Additional information about the Company, including the Company Annual Information Form may be obtained on SEDAR at www.SEDAR.com.

ADB Systems International Ltd. 2005 Annual Report    20

Management’s Report
March 27, 2006

Preparation of the consolidated financial statements accompanying this annual report and the presentation of all other information in this report is the responsibility of management. The financial statements have been prepared in accordance with appropriate and generally accepted accounting principles and reflect management’s best estimates and judgments. All other financial information in the report is consistent with that contained in the financial statements. The Company maintains appropriate systems of internal control, policies and procedures which provide management with reasonable assurance that assets are safeguarded and that financial records are reliable and form a proper basis for preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee which is composed of non-executive directors. The Audit Committee reviewed the consolidated financial statements with management and external auditors and recommended their approval by the Board of Directors. The consolidated financial statements have been audited by KPMG LLP, Chartered Accountants. Their report stating the scope of their audit and their opinion on the consolidated financial statements is presented below.

Jeffrey Lymburner	Christopher Bulger
CEO	Chairman of the Board of Directors

AUDITORS’ REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of ADB Systems International Ltd. as at December 31, 2005 and the consolidated statement of operations, deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statement present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles.

The comparative figures for December 31, 2004 and 2003 were reported on by another firm of chartered accountants.

Chartered Accountants,
Toronto, Canada, March 27, 2006.

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated March 27, 2006, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Chartered Accountants,
Toronto, Canada, March 27, 2006.

ADB Systems International Ltd. 2005 Annual Report    21

Consolidated Balance Sheets
December 31, 2005 and 2004
(in thousands of Canadian dollars)

	2005	2004
ASSETS

CURRENT
Cash	$278	$440
Marketable securities	13	13
Accounts receivable	1,154	1,535
Deposits and prepaid expenses	141	208
	1,586	2,196
CAPITAL ASSETS (Note 4)	101	142
DEFERRED CHARGES (Note 5)	156	155
	$1,843	$2,493

LIABILITIES

CURRENT
Accounts payable	$1,218	$870
Accrued liabilities	911	810
Due to related parties (Note 6)	137	-
Deferred revenue	141	135
Current portion of secured subordinated notes (Note 7)	343	-
	2,750	1,815

SECURED SUBORDINATED NOTES (Note 7)	1,800	1,684
	4,550	3,499

NON-CONTROLLING INTEREST	3	3

SHAREHOLDERS’ DEFICIENCY
Share capital (Note 9)	100,859	100,052
Contributed surplus (Note 10)	1,555	1,282
Warrants (Note 11)	278	405
Stock options (Note 12)	1,091	936
Other options (Note 13)	271	78
Conversion features on secured subordinated notes (Note 7)	1,513	992
Cumulative translation account	90	112
Deficit	(108,367)	(104,866)
	(2,710)	(1,009)
	$1,843	$2,493

Continuation of the business (Note 2)
Commitments and contingencies (Note 15)
Canadian and United States accounting policy differences (Note 23)
Subsequent event (Note 25)

On behalf of the Board:

Jeffrey Lymburner	James Moskos
Director	Director

See accompanying notes to consolidated financial statements.

ADB Systems International Ltd. 2005 Annual Report    22

Consolidated Statements of Operations Years ended December 31, 2005, 2004 and 2003 (in thousands of Canadian dollars, except per share amounts)

	2005	2004	2003
License revenue	$472	$326	$533
Service revenue	5,303	4,604	5,320
Total revenue	5,775	4,930	5,853
Operating expenses:
General and administrative	4,204	4,488	4,753
Customer service and technology	3,587	3,134	2,712
Sales and marketing	534	749	1,098
Employee stock options (Note 12)	154	39	193
Depreciation and amortization	132	1,190	1,901
Losses (gains) on disposal of capital assets and strategic investment (Note 18)	-	1	(7)
Other income (Note 17)	(42)	-	(67)
Total operating expenses	8,569	9,601	10,583
Loss from operations	(2,794)	(4,671)	(4,730)

Interest expense:
Cash interest expense	312	173	177
Accretion of secured subordinated notes	405	266	112
Interest income	(10)	(6)	(9)
	707	433	280
Loss before the undernoted	(3,501)	(5,104)	(5,010)

Gain on settlement of demand loan (Note 19)	-	-	2,195

NET LOSS FOR THE YEAR	$(3,501)	$(5,104)	$(2,815)

LOSS PER SHARE, BASIC AND DILUTED (Note 9(d))	$(0.05)	$(0.08)	$(0.05)

Weighted average number of shares outstanding, basic and diluted (000’s)	72,904	61,938	54,324

See accompanying notes to consolidated financial statements.

ADB Systems International Ltd. 2005 Annual Report    23

Consolidated Statements of Deficit Years ended December 31, 2005, 2004 and 2003 (in thousands of Canadian dollars)

	2005	2004	2003
DEFICIT, BEGINNING OF YEAR	$(104,866)	$(99,762)	$(96,947)

NET LOSS FOR THE YEAR	(3,501)	(5,104)	(2,815)

DEFICIT, END OF YEAR	$(108,367)	$(104,866)	$(99,762)

See accompanying notes to consolidated financial statements.

ADB Systems International Ltd. 2005 Annual Report    24

Consolidated Statements of Cash Flows Years ended December 31, 2005, 2004 and 2003 (in thousands of Canadian dollars)

	2005	2004	2003
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES

OPERATING
Net loss for the year	$(3,501)	$(5,104)	$(2,815)
Items not affecting cash
Employee stock options	154	39	193
Depreciation and amortization	132	1,190	1,901
Accretion of secured subordinated notes	405	266	112
Interest on settled demand loan	-	-	127
Non-cash customer acquisition costs	-	-	38
Gain on settlement of demand loan (Note 19)	-	-	(2,195)
Losses (gains) on disposal of capital assets and strategic investments (Note 18)	-	1	(7)
	(2,810)	(3,608)	(2,646)
Changes in non cash operating working capital (Note 16)	910	322	(728)
	(1,900)	(3,286)	(3,374)

INVESTING
Capital assets	(36)	(40)	(45)
Proceeds from disposal of capital assets	4	-	34
Marketable securities	-	-	8
Proceeds from disposal strategic investments (Note 18)	-	-	20
	(32)	(40)	17

FINANCING
Advance from related parties (Note 6)	137	-	-
Secured subordinated notes, net (Note 7)	1,095	2,598	994
Deferred charges (Note 5)	(32)	(167)	-
Issuance of common shares, net (Note 9 (b))	570	903	1,458
	1,770	3,334	2,452

NET CASH INFLOW (OUTFLOW) DURING THE YEAR	(162)	8	(905)
CASH, BEGINNING OF YEAR	440	432	1,337
CASH, END OF YEAR	$278	$440	$432

SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS
Interest paid	$53	$60	$48
Income taxes	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES - See Note 16

See accompanying notes to consolidated financial statements.

ADB Systems International Ltd. 2005 Annual Report    25

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

1.    DESCRIPTION OF BUSINESS

ADB Systems International Ltd. (“ADB” or the “Company”) delivers asset lifecycle management solutions that enable companies to source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including the asset-intensive oil and gas industry to improve operational efficiencies. ADB also enables customers in government, manufacturing and financial services sectors to reduce purchasing costs and improve procurement processes. The Company has wholly owned subsidiaries in United States, United Kingdom and Ireland and a majority owned subsidiary (i.e. approximately 99.5%) in Norway. In addition, the Company has a 50 percent interest in a joint venture with GE Commercial Equipment Financing.

2.    CONTINUATION OF THE BUSINESS

While the accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, certain adverse conditions and events cast substantial doubt upon the validity of this assumption. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of operations. The Company has not yet realized profitable operations and has relied on non-operational sources of financing to fund operations. The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2005. Management’s 2006 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in North America. Management believes that it has the ability to raise additional financing if required. The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

These consolidated financial statements do not include adjustments or disclosures that may result from the Company’s inability to continue as a going concern. If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net losses and the balance sheet classifications used.

Management believes that continued existence beyond 2005 is dependent on its ability to increase revenue from existing products, and to expand the scope of its product offering which entails a combination of internally developed software and partnerships with third parties.

3.    SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP), which are substantially the same as generally accepted accounting principles in the United States (U.S. GAAP), except as disclosed in Note 23. The accompanying consolidated financial statements are prepared using accounting principles applicable to a going concern, which assumes that the Company will continue in operation for a reasonable period of time and will be able to realize its assets and discharge its liabilities in the normal course of operations (See Note 2).

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and subsidiaries over which it exercises control. Business acquisitions are accounted for under the purchase method and operating results are included in the consolidated financial statements as of the date of the acquisition of control. All inter-company balances and transactions have been eliminated on consolidation.

INVESTMENT IN JOINTLY CONTROLLED COMPANY
On September 23, 2003 the Company established a joint venture with GE Commercial Equipment Financing, a unit of GE Commercial Finance, with each entity holding a 50 percent interest in the joint venture. The joint venture operates under the name of GE Asset Manager LLC. The consolidated financial statements of

ADB Systems International Ltd. 2005 Annual Report    26

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

the Company reflect the Company’s pro rata share of the joint venture’s assets, liabilities, and results of operations in accordance with the proportionate consolidation method of accounting (See Note 20).

INVESTMENT IN ASSOCIATED COMPANY
The investment in Bid.Com Ltd. was accounted for under the equity method (See Note 21). This method was considered appropriate based upon management’s inability to determine the strategic operating policies of the associated company without the cooperation of others, its inability to obtain future economic benefits from the associated company, and its lack of exposure to the related risks of ownership. U.S. GAAP required consolidation of the investment in associated company. The impact of this difference in U.S. GAAP from Canadian GAAP is disclosed in these consolidated financial statements in Note 23 - Canadian and US GAAP accounting policy differences.

MARKETABLE SECURITIES
Marketable securities are comprised of interest-bearing certificates carried at cost plus accrued interest which approximate market value.

CAPITAL ASSETS AND AMORTIZATION
Capital assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis in amounts sufficient to amortize the cost of capital assets over their estimated useful lives as follows:

Computer hardware	3 years
Computer software	1 year or life of the license
Furniture and fixtures	5 years
Leasehold improvements	life of the lease

SOFTWARE DEVELOPMENT COSTS
The cost of software internally developed for client applications through e-commerce enabling agreements and software licensing is expensed as incurred.

ACQUIRED SOFTWARE
The cost of core software acquired as a result of the acquisition of ADB Systemer ASA was capitalized and amortized over three years, the estimated useful life of the software (See Note 22).

ACQUIRED AGREEMENTS
Acquired agreements were capitalized based on the estimated fair value of common share purchase warrants issued in exchange for entering into certain agreements and were amortized over the initial term of the agreements. The fair values of these warrants were calculated based on the Cox-Rubinstein binomial valuation model (See Note 22).

TRADEMARKS AND INTELLECTUAL PROPERTY
Trademarks and intellectual property were recorded at cost and amortized on a straight-line basis over two years. Trademarks and intellectual property acquired as a result of the acquisition of ADB Systemer ASA, and directly attributable to core software products, were capitalized and have been amortized over three years, the estimated useful life of the related software (See Note 22).

TRANSLATION OF FOREIGN CURRENCIES
The accompanying consolidated financial statements are prepared in Canadian dollars. The Company’s foreign subsidiaries in the United States, Ireland and the United Kingdom are classified as fully integrated with the functional currency being the Canadian dollar. The Company uses the temporal method of foreign currency translation for these operations. Monetary assets and liabilities are translated at the exchange rates in effect on the balance sheet date. Non-monetary assets are translated at historic exchange rates. Revenue and expense amounts are translated using the average monthly exchange rates except amortization of capital assets which is translated at historic exchange rates. Gains and losses from foreign exchange translations are included in the statement of operations.

ADB Systems International Ltd. 2005 Annual Report    27

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

The Company’s subsidiary in Norway is classified as a self-sustaining operation whereby the functional currency of the operation is the Norwegian krone. The Company uses the current rate method of translation for these operations. Assets and liabilities are translated at the rate of exchange in effect at the balance sheet date. Revenue and expenses (including depreciation and amortization) are translated using the monthly average exchange rate. Gains and losses from foreign exchange translations are included as a separate component of shareholders’ deficiency.

LOSS PER SHARE
The treasury stock method of calculating diluted loss per share is used. For the years presented, all stock options, convertible debentures and warrants are anti-dilutive, therefore diluted loss per share is equal to basic loss per share. The basic loss per share calculation is based on the weighted average number of shares outstanding during the year.

REVENUE RECOGNITION
The Company’s revenues are derived from software license fees, implementation, training and consulting services, product maintenance and customer support, software development, and hosting fees. Fees for services are billed separately from licenses of the Company’s product. The Company recognizes revenue in accordance with Canadian GAAP, which in the Company’s circumstances, are not materially different from the amounts that would be determined under provisions of the American Institute of Certified Public Accountants Statements of Position (SOP) No. 97-2, “ Software Revenue Recognition”, and as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”. The Company also considers the provisions of The Canadian Institute of Chartered Accountants (“CICA”) EIC 141, which is analogous to Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements”, and CICA EIC 142, which is analogous to the Emerging Issues Task Force consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements,” in determining the appropriate revenue recognition methodology.

SOFTWARE LICENSE REVENUE
The Company recognizes software license revenue in accordance with the terms of the license agreement and when the following criteria as set out in SOP No. 97-2 are met:
•	persuasive evidence of an arrangement exists;
•	delivery has occurred;
•	the fee is fixed or determinable; and
•	collectibility is probable.

Software license revenue consists of fixed license fee agreements involving perpetual licenses.

Software license agreements may be part of multiple element arrangements that include consulting and implementation services. When these services are considered essential to the functionality of the license, the associated revenue is recognized on the basis of the percentage of completion method as specified by contract accounting principles. When these services are not considered essential to the functionality of the license, the entire arrangement fee is allocated to each element in the arrangement based on the respective vendor specific objective evidence (“VSOE”) of the fair value of each element. VSOE used in determining the fair value of license revenues is based on the price charged by the Company when the same element is sold in similar quantities to a customer of a similar size and nature. VSOE used in determining fair value for installation, implementation and training based on the standard daily rates for the type of service being provided multiplied by the estimated time to complete each task. VSOE used in determining the fair value of maintenance and support is based on the annual renewal rates. The revenue allocable to the software license is recognized when the revenue recognition criteria are met. The revenue allocable to the consulting services is recognized as the services are performed.

IMPLEMENTATION, TRAINING AND CONSULTING SERVICE FEES
The Company receives revenue from implementation of its product offerings, consulting services and training services. Customers are charged a fee based on time and expenses. Revenue from implementation, consulting service and training fees is recognized as the services are performed or deferred until contractually defined milestones are achieved or until customer acceptance has occurred, as the case may be, for such contracts.

ADB Systems International Ltd. 2005 Annual Report    28

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

PRODUCT MAINTENANCE AND CUSTOMER SUPPORT FEES
The Company receives revenue from maintaining its products and the provision of on-going support services to customers. The maintenance and support fees are typically equal to a specified percentage of the customers’ license fee. If associated with the fixed fee license model, the maintenance revenues received are recorded as deferred revenue and recognized on a straight-line basis over the contract period.

Services revenue from maintenance and support is recognized when the services are performed. Maintenance and support revenues paid in advance are non-refundable and are recognized on a straight-line basis over the term of the agreement, which typically is 12 months.

SOFTWARE DEVELOPMENT FEES
Typically, development of software for our customers is provided based on a predetermined fixed rate basis. Revenue is recognized as time is incurred throughout the development process.

HOSTING FEES
The Company earns revenue from the hosting of customer websites. Under existing hosting contracts, the Company charge customers a recurring periodic flat fee. The fees are recognized as the hosting services are provided.

DEFERRED REVENUE
Deferred revenue is comprised of the unrecognized portion of consulting and implementation fees received from maintenance and support e-commerce enabling agreements, and the unrecognized portion of license, installation, and consulting revenue on the sale of software licenses and related services.

CUSTOMER ACQUISITION COSTS
Customer acquisition costs are comprised of the calculated fair value of common share purchase warrants issued to customers in return for certain agreements. These amounts are deducted from gross revenue to the extent that revenue is earned, and are otherwise included in general and administrative expenses. The fair value of these warrants is calculated based on the Cox-Rubinstein binomial valuation model.

DEFERRED CHARGES
Deferred charges are comprised of expenditures incurred in the issuance of secured subordinated notes. The deferred charges are amortized over the term of the underlying notes on a straight-line basis. In accordance with Canadian GAAP, conversion of the underlying notes results in the allocation of the associated unamortized deferred charge to shareholders’ deficiency. Under U.S. GAAP, note conversion results in the expensing of the associated unamortized deferred charge. The impact of this difference in Canadian GAAP from U.S. GAAP is disclosed in these notes to the consolidated financial statements under Canadian and United States accounting policy differences (See Note 23).

SECURED SUBORDINATED NOTES
Financial instruments that contain both a liability and an equity element are required to have the instrument’s component parts classified separately under Canadian GAAP. The Company uses the Cox-Rubinstein binomial valuation model to determine the fair value of the conversion feature at the issue dates of convertible secured subordinated notes and discloses the liability and equity components separately on its balance sheet. U.S. GAAP does not permit separate disclosure of different elements of a financial instrument in the financial statements. The impact of this difference in U.S. GAAP from Canadian GAAP is disclosed in the notes to these consolidated financial statements under Canadian and United States accounting policy differences (See Note 23).

STOCK-BASED COMPENSATION
The CICA issued Handbook section 3870, “Stock-based Compensation and Other Stock-based Payments,” effective January 1, 2002. During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value method for stock-based compensation on a prospective basis. As a result, the annual consolidated financial statements reflect the cost of stock-based compensation to employees effective January 1, 2003. The impact of this standard is disclosed in Note 12 to the consolidated financial statements. The impact of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” is

ADB Systems International Ltd. 2005 Annual Report    29

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

disclosed in the notes to these consolidated financial statements under Canadian and United States accounting policy differences (See Note 23).

Prior to January 1, 2003, under Canadian GAAP, stock options granted to employees were not required to be recorded in the accounts of the Company. Stock options to employees under U.S. GAAP are accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. Because options granted to employees have been fixed options with the exercise price equal to the market price of stock, under U.S. GAAP no accounting recognition was given to stock options granted to employees at fair market value until they are exercised.

Stock-based compensation to third parties is recognized and recorded in the accounts of the Company at the fair market value of the equity instrument as determined by the Cox-Rubinstein binomial valuation model.

INCOME TAXES
The Company accounts for income taxes in accordance with the asset and liability method. The determination of future tax assets and liabilities is based on differences between the financial statement and income tax bases of assets and liabilities, using substantively enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

USE OF SIGNIFICANT ACCOUNTING ESTIMATES
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting years. Estimates are used when determining items such as the allowance for doubtful accounts, the fair value assigned to the debt and equity components of the secured subordinated notes and the expected requirements for non-operational funding in 2006. Actual results could differ from those estimates.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to current year presentations.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS:

(i) CONSOLIDATION OF VARIABLE INTEREST ENTITIES
Effective January 1, 2005, the Company adopted Accounting Guideline 15, Consolidation of Variable Interest Entities (“AcG-15”). AcG-15 addresses the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. AcG-15 addresses when an enterprise should include the assets, liabilities and results of activities of such an entity in its consolidated financial statements. There was no impact to the consolidated financial statements of the Company as a result of adopting this standard since the Company does not have an interest in any entities that are subject to control on a basis other than ownership of voting interests.

(ii) ARRANGEMENTS CONTAINING A LEASE
Effective January 1, 2005, the Company adopted CICA EIC 150, Determining whether an Arrangement Contains a Lease (“EIC 150”). EIC 150 addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. There was no impact to the consolidated financial statements of the Company as a result of the adoption of this new standard since the Company has not entered into such arrangements.

        RECENT CANADIAN ACCOUNTING PRONOUNCEMENTS

(i) NON-MONETARY TRANSACTIONS
In 2005, the CICA issued Handbook Section 3831, Non-monetary transactions (“CICA 3831”), replacing Section 3830, Non-monetary transactions. CICA 3831 requires that an asset exchanged or transferred in a

ADB Systems International Ltd. 2005 Annual Report    30

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

non-monetary transaction must be measured at its fair value except when: the transaction lacks commercial substance; the transaction is an exchange of a product or property held for sale in the ordinary course of business for a product or property to be sold in the same line of business to facilitate sales to customers other than the parties to the exchange; neither the fair value of the asset received nor the fair value of the asset given up is reliably measurable; or the transaction is a non-monetary nonreciprocal transfer to owners that represents a spin-off or other form of restructuring or liquidation. In these cases the transaction must be measured at the carrying value. The new requirements are effective for transactions occurring on or after January 1, 2006. The Company does not expect that this new standard will have a material impact on its consolidated financial statements.

(ii) FINANCIAL INSTRUMENTS
In 2005, the CICA issued Handbook Section 3855, Financial Instruments - Recognition and Measurement, Handbook Section 1530, Comprehensive Income, and Handbook Section 3865, Hedges. The new standards will be effective for interim and annual financial statements commencing in 2007. Earlier adoption is permitted. The new standards will require presentation of a separate statement of comprehensive income. Derivative financial instruments will be recorded in the balance sheet at fair value and the changes in fair value of derivatives designated as cash flow hedges will be reported in comprehensive income. The existing hedging principles of AcG-13 will be substantially unchanged. The Company is assessing the impact of these new standards.

4.    CAPITAL ASSETS

	2005			2004
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
	(in thousands)
Computer hardware	$2,522	$2,470	$52	$2,601	$2,547	$54
Computer software	13	11	2	28	28	-
Furniture and fixtures	384	358	26	405	343	62
Leasehold improvements	27	6	21	27	1	26
	$2,946	$2,845	$101	$3,061	$2,919	$142

During 2005, the Company recorded capital asset amortization in the amount of $69,000 (2004 - $160,000, 2003 - $162,000).

5.    DEFERRED CHARGES

During the year ended December 31, 2005, financing costs in the amount of $77,000 associated with the liability component of the Series I notes were recorded as deferred charges. These financing costs include $45,000 representing the allocation of the fair value of commission options issued in conjunction with these notes (See Note 7(a)). The deferred charges are being amortized on a straight-line basis over the term of the underlying debt.

During 2004, financing costs in the amount of $15,000, $162,000 and $23,000 associated with the liability component of the Series F, Series G and Series H notes, respectively were recorded as deferred charges. The financing costs for the Series G notes include $33,000 representing the allocation of the fair value of compensation options issued in conjunction with these notes (See Note 7(c)).

During the year ended December 31, 2005, conversion of the Series H notes (2004 - Series F notes) resulted in the allocation of $13,000 (2004 - $13,000) in unamortized deferred charges to contributed surplus.

During the year ended December 31, 2005, amortization of deferred charges in the amount of $63,000 (2004 - $32,000, 2003 - $nil) was recorded and included in depreciation and amortization expense.

ADB Systems International Ltd. 2005 Annual Report    31

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

The following table summarizes the transactions within deferred charges.

	2005	2004
	(in thousands)
Opening balance	$155	$-
Series F financing costs	-	15
Series G financing costs	-	162
Series H financing costs	-	23
Series I financing costs	77	-
Amortization	(63)	(32)
Allocation to contributed surplus	(13)	(13)
Closing balance	$156	$155

6.    DUE TO RELATED PARTIES

During the year ended December 31, 2005, the Company received advances from three of its directors/officers of which $137,000 (2004 - $nil) was outstanding as at December 31, 2005. The total advances include $66,000 that pay interest at a rate of 12% per annum, are secured by a general security agreement on the assets of the Company and matures as follows:
•	$44,000 maturing on July 29, 2006;
•	$5,000 maturing on August 12, 2006; and
•	$17,000 maturing on August 15, 2006.
The remaining amount of $71,000 is interest free and has no specific terms of repayment.

As at December 31, 2005, accrued liabilities included $5,000 (2004 - $nil) in interest payable relating to the above amounts due to related parties. During 2005, interest expense on advances from related parties was $5,000 (2004 -$nil).

7.    SECURED SUBORDINATED NOTES

a) During the year ended December 31, 2005, the Company issued Series I secured subordinated notes with a face value of $1,200,000. The Series I notes were issued to private investors including an amount totaling $110,000 issued to four directors/officers of the Company. The Series I notes mature September 12, 2010, have an annual interest rate of 11 percent and are convertible into equity units at a price of $0.15 per unit. Interest for the first year is payable in shares with the provision that the total number of shares issued as interest payment cannot exceed 974,000 shares. Any of the first year interest not paid through the issuance of shares will be paid in cash. Interest payable for the remaining term of the notes is payable in cash upon the earlier of maturity and conversion. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20. The warrants expire on September 12, 2010. The Series I notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company separated the liability and equity components of the Series I secured subordinated notes. The Company determined the fair value of the liability component of the Series I notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing. The Company determined the fair value of the conversion feature at the issue date of the Series I notes using the Cox-Rubinstein binomial valuation model. The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $280,000, $472,000 and $448,000, respectively. The liability component will be accreted to $1,200,000 over the term of the Series I notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

ADB Systems International Ltd. 2005 Annual Report    32

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

Cash financing costs in the amount of $137,000 were incurred in the issuance of the Series I notes. A portion of these financing costs, in the amount of $32,000 attributed to the liability component of the notes was allocated to deferred charges (See Note 5). The remaining financing costs of $105,000 attributed to the equity portions of the notes were recorded as a reduction to the conversion feature on secured subordinated notes amount within shareholders’ deficiency.

In addition to the financing costs described above, the Company issued to the financing agent, PowerOne Capital Markets Limited (“PowerOne”), an option to purchase up to 747,000 equity units at a purchase price of $0.15 per unit. The option expires on September 12, 2010. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20. The share-purchase warrants expire on September 12, 2010. Using the Cox-Rubinstein binomial valuation model, the Company has determined the fair value of these equity units to be $193,000 and included this amount in other options. The portion of the fair value of this option, in the amount of $45,000, attributable to the liability component of the notes was allocated to deferred charges. The remaining portion, in the amount of $148,000, attributable to the equity components of the notes was recorded as a reduction to the conversion feature on secured subordinated notes amount within shareholders’ deficiency.

b) During the year ended December 31, 2004, the Company issued Series F secured subordinated notes with a face value of $500,000. The Series F notes had an annual rate of interest of 7 percent paid quarterly in arrears, matured May 19, 2007 and were convertible into equity units at a price of $0.31 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on May 19, 2007. The Series F secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series F notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series F secured subordinated notes. The Company has determined the fair value of the liability component of the Series F notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing. The Company has determined the fair value of the conversion feature at the issue date of the Series F notes using the Cox-Rubinstein binomial valuation model. The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $286,000, $159,000 and $55,000, respectively. The liability component will be accreted to $500,000 over the term of the Series F notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

Financing costs in the amount of $26,000 were incurred in the issuance of the Series F notes. Financing costs of $15,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5). Financing costs of $11,000 attributed to the equity portions of the notes were recorded as an increase to shareholders’ deficiency.

During 2004, all of the Series F notes were converted into equity units (See table below).

c) During the year ended December 31, 2004, the Company issued Series G secured subordinated notes with a face value of $1,710,000. The Series G notes were issued to private investors including an amount totaling $170,000 issued to directors of the Company. The Series G notes mature June 15, 2007, have an annual rate of interest of 7 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.31 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on June 15, 2008. The Series G secured subordinated notes will automatically convert into units when the volume-weighted average share price of the Company closes above $0.70 for 20 consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series G

ADB Systems International Ltd. 2005 Annual Report    33

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series G secured subordinated notes. The Company has determined the fair value of the liability component of the Series G notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing. The Company has determined the fair value of the conversion feature at the issue date of the Series G notes using the Cox-Rubinstein binomial valuation model. The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $959,000, $539,000 and $212,000, respectively. The liability component will be accreted to $1,710,000 over the term of the Series G notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

Financing costs in the amount of $230,000 were incurred in the issuance of the Series G notes. Financing costs of $129,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5). Financing costs of $101,000 attributed to the equity portions of the notes were recorded as an increase to shareholders’ deficiency.

In addition to the financing costs described above, the Company issued to First Associates Investment Inc. (“First Associates”) an option to purchase up to 485,000 equity units at a purchase price of $0.31 per unit. The option expires on June 15, 2006. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on June 15, 2008. Using the Cox-Rubinstein binomial valuation model, the Company has determined the fair value of these equity units to be $59,000. The portion of the fair value of these options, in the amount of $33,000, attributable to the liability component of the notes was allocated to deferred charges. The remaining portion, in the amount of $26,000, attributable to the equity components of the notes was recorded as an increase to shareholders’ deficiency.

Subsequent to the issuance of the Series G notes, the interest rate payable on the notes was retroactively increased to 11 percent. The increase in the interest rate was a condition of the issuance of the Series H notes (See (d) below).

d) During the year ended December 31, 2004, the Company issued Series H secured subordinated notes with a face value of $520,000. The Series H notes were issued to private investors including an amount totaling $270,000 issued to directors of the Company. The Series H notes mature October 21, 2007, have an annual rate of interest of 11 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.20 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.40. The share-purchase warrants expire on October 21, 2008. The Series H secured subordinated notes will automatically convert into units when the share price of the Company closes at or above $0.45 for 10 consecutive trading days during the term. Holders may convert the notes into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. In order to obtain the required approvals to issue the Series H notes, the Company retroactively increased the interest rate on the Series G notes from an annual rate of 7 percent to an annual rate of 11 percent. The Series H notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series H secured subordinated notes. The Company has determined the fair value of the liability component of the Series H notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing. The Company has determined the fair value of the conversion feature at the issue date of the Series H notes using the Cox-Rubinstein binomial valuation model. The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $282,000, $184,000 and $54,000, respectively. The liability component will be accreted to $520,000 over the term of the Series H notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

ADB Systems International Ltd. 2005 Annual Report    34

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

Financing costs in the amount of $43,000 were incurred in the issuance of the Series H notes. Included in the financing costs was the incremental interest expense associated with the retroactive increase of the interest rate on the Series G notes. Financing costs of $23,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5). Financing costs of $20,000 attributed to the equity portions of the notes were recorded as an increase to shareholders’ deficiency.

e) During the year ended December 31, 2003, the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000. The Series E notes have an annual rate of interest of 11 percent that is paid quarterly in arrears, mature August 19, 2006 and are convertible into equity units at a price of $0.35 per unit. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term. Note holders may convert into units at anytime following a four-month hold period. If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount to the holders of the Series E secured subordinated notes in cash. As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees. Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006. The Series E notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company. Costs in the amount of $6,000 associated with the issuance of the Series E secured subordinated notes were recorded as a reduction of the equity component of these notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series E secured subordinated notes. The Company has determined the fair value of the debt component of the Series E notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing. The Company has determined the fair value of the conversion feature at the issue date of the Series E notes using the Cox-Rubinstein binomial valuation model. The resulting pro rata fair value of the liability component of the secured subordinated notes and the conversion features of the units, comprised of shares and attached warrants, was $596,000, $292,000 and $106,000, respectively. The liability component will be accreted to $1 million over the term of the Series E notes through the recording of non-cash interest expense until such date at which the underlying notes are converted into common shares.

f) During the year ended December 31, 2005 the Company recorded cash interest expense aggregating $312,000 (2004 - $173,000, 2003 - $177,000) and interest accretion of $405,000 (2004 - $266,000, 2003 - $112,000).

g) As at December 31, 2005, accrued liabilities include $363,000 (2004 - $122,000) of unpaid interest payable relating to the secured subordinated notes.

h) Accrued liabilities include accrued interest payable to related parties as follows:

(in thousands)	2005	2004
Series E	$1	$3
Series G	29	10
Series H	1	3
Series I	3	-
Total	$34	$16

i) Interest payments relating to the secured subordinated notes totaling $15,000 and $12,000, respectively, were made to related parties during the years ended December 31, 2005 and December 31, 2004.

ADB Systems International Ltd. 2005 Annual Report    35

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

j) The following summarizes the face and fair values of the liability and equity components of the secured subordinated notes.

Secured subordinated notes	2005		2004
	Face Value	Fair Value	Face Value	Fair Value
	(in thousands)
Opening balance	$2,605	$1,684	$1,115	$721
Issuance of notes:
Series F	-	-	500	286
Series G	-	-	1,710	959
Series H	-	-	520	282
Series I	1,200	280	-	-
Accreted (non-cash) interest	-	405	-	266
Conversion of notes:
Series D	-	-	(115)	(96)
Series E	-	-	(625)	(428)
Series F	-	-	(500)	(306)
Series H	(350)	(226)	-	-
Closing balance	$3,455	$2,143	$2,605	$1,684
Current portion of notes	$375	$343	$-	$-
Long-term portion of notes	3,080	1,800	2,605	1,684
Closing balance	$3,455	$2,143	$2,605	$1,684

Conversion features on secured subordinated notes including conversion of attached warrants	2005		2004
	Common Shares	Fair Value	Common Shares	Fair Value
	(in thousands)
Opening balance	13,781	$992	5,723	$497
Issuance of notes:
Series F	-	-	2,419	203
Series G	-	-	8,274	624
Series H	-	-	3,900	218
Series I	16,000	668	-	-
Conversion of notes:
Series D	-	-	(1,437)	(99)
Series E	-	-	(2,679)	(248)
Series F	-	-	(2,419)	(203)
Series H	(2,625)	(147)	-	-
Closing balance	27,156	$1,513	13,781	$992

ADB Systems International Ltd. 2005 Annual Report    36

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

8.    INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, a future tax asset is recorded based upon tax losses carried forward and differences in tax and accounting values in the Company’s assets and liabilities. The tax asset is reduced by a valuation allowance to the extent that it is more likely than not that the asset would not be realized. The valuation allowance is reviewed and adjusted as appropriate for each reporting period. At December 31, 2005 and 2004, the Company established the valuation allowance at 100 percent of the future tax asset.

	2005	2004
	(in thousands)
FUTURE TAX ASSET
Tax losses carried forward	$6,807	$5,618
Difference in tax and accounting valuations for capital assets and investments	288	207
	7,095	5,825
Valuation allowance	(7,095)	(5,825)
Future tax asset	$-	$-
PROVISION FOR INCOME TAXES
Income taxes at statutory rate	$(1,232)	$(1,633)
Foreign losses affected at lower rates	27	246
Adjustments to tax losses	-	(908)
Stock-based compensation not deducted for tax	31	5
Difference in tax and accounting valuations for capital assets and investments	(81)	(152)
Other, net	(15)	(99)
	(1,270)	(2,541)
Change to valuation allowance	1,270	2,541
Provision for income taxes	$-	$-

The provision for income taxes differs from the amount computed by applying the combined Canadian Federal and Provincial statutory income tax rate of 36.12% (2004 - 36.12%) to loss before income taxes. The sources and tax effects of the differences are indicated above.

Tax loss carry-forwards at December 31, 2005 expire as follows:

(in thousands)
2008	$1,408
2009	3,782
2010	3,047
2011	-
2012	-
2013	-
2014	-
2015	3,510
Tax loss carry-forwards that do not expire	11,290
$23,037

The Company has Canadian net operating loss carry forwards of $11,747,000 that expires in years 2008 through 2015, and indefinite loss carry forwards of $11,290,000, of which $5,495,000 and $5,432,000 relate to Norway and Ireland respectively. Also included in the indefinite loss carry forwards are capital losses of $363,000 from Canadian operations.

ADB Systems International Ltd. 2005 Annual Report    37

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

9.    SHARE CAPITAL

a)	AUTHORIZED

Unlimited number of common shares
Unlimited number of preference shares - issuable in series

b)	COMMON SHARES

	2005		2004
	Number	Amount	Number	Amount
	(in thousands of shares and dollars)
Opening balance	69,870	$100,052	59,423	$97,674

Shares issued pursuant to:
Private placement	2,500	468	5,000	930
Conversion of debentures	1,750	339	4,357	1,227
Exercise of warrants	-	-	920	195
Exercise of options	-	-	72	26
Re-issuance of treasury shares	-	-	98	-
Closing balance	74,120	$100,859	69,870	$100,052

During 2005, the issuance of common shares generated net cash proceeds of $570,000 from a private placement (See Note 9(c)). During 2004, the issuance of common shares generated cash proceeds of $903,000 as follows: $749,000 from private placement issuances, $129,000 from the exercise of warrants and $25,000 from the exercise of options.

In 2004, an unclaimed certificate for 98,000 common shares previously issued from treasury in the 2001 acquisition of ADB Systemer ASA, and not included in the number of shares outstanding, was reissued.

The conversion of the remaining secured subordinated notes would result in the issuance of 1,071,000 (2004 - 1,071,000) common shares for Series E notes, 5,516,000 (2004 - 5,516,000) common shares for Series G notes, 850,000 (2004 - 2,600,000) common shares for Series H notes and 8,000,000 (2004 - nil) common shares for Series I notes.

c)	PRIVATE COMMON SHARE PLACEMENT

On February 23, 2005, the Company completed a transaction resulting in the issuance of 2.5 million common shares at a price of $0.23 per share and 1.25 million share-purchase warrants, exercisable into one common share at a price of $0.40 per warrant, for gross proceeds of $575,000 and net proceeds of $570,000. Net proceeds of $444,000 were allocated to the common shares and the balance of $126,000 to warrants (See Note 11). The warrants expire on February 23, 2009.

In the third quarter of 2005, a reduction to the financing costs related to a private share placement in December 2004, resulted in a $24,000 increase to the amount of share capital.

On December 6, 2004, the Company completed a transaction resulting in the issuance of 5,000,000 shares at a price of $0.20 per share and 5,000,000 common share-purchase warrants exercisable into one common share at a price of $0.35 per warrant for gross proceeds of $1,000,000. The warrants expire on December 6, 2008. Gross proceeds were comprised of $800,000 in cash and $200,000 in legal services. The $200,000 was applied, in part, to outstanding payables and the remainder was recorded as a prepaid retainer for legal services. Issuance costs in the amount of $70,000 were incurred, including $19,000 representing the fair value of 150,000 compensation options issued to First Associates. The compensation options are exercisable into 150,000 equity units at a price of $0.20 per

ADB Systems International Ltd. 2005 Annual Report    38

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

unit. Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.35 per warrant and an expiry date of December 6, 2008. The compensation options expire on December 6, 2006. Included in this private placement were 100,000 shares issued to a director of the Company for gross proceeds of $20,000.

d)	The following table sets forth the computation of basic and diluted loss per share.

	2005	2004	2003
	(in thousands, except per share amounts)
Numerator:
Net loss for the year (numerator for basic loss per share applicable to common shares)	$(3,501)	$(5,104)	$(2,815)

Denominator:
Weighted average shares (denominator for basic loss per share)	72,904	61,938	54,324

Basic and diluted loss per share	$(0.05)	$(0.08)	$(0.05)

For each fiscal year, the Company excluded the effect of all convertible debt, stock options and share-purchase warrants, as their impact would have been anti-dilutive.

10.    CONTRIBUTED SURPLUS

a)	The following table summarizes the transactions within contributed surplus.

	2005	2004
	(in thousands)
Opening balance	$1,282	$1,289

Allocation of unamortized deferred charges upon conversion of secured subordinated notes (Note 10(b))	(13)	(13)
Allocation of recorded value of expired warrants (Note 10(c))	286	6

Closing balance	$1,555	$1,282

b)
During the year ended December 31, 2005, conversion of the Series H secured subordinated notes resulted in the reduction of contributed surplus by $13,000 due to the allocation of unamortized deferred charges (See Note 5).

During the year ended December 31, 2004, conversion of the Series F secured subordinated notes resulted in the reduction of contributed surplus by $13,000 due to the allocation of unamortized deferred charges (See Note 5).

c)	During the year ended December 31, 2005, recorded value of $286,000 (2004 - $6,000) related to expired warrants was allocated from warrants to contributed surplus (See Note 11 (c)).

ADB Systems International Ltd. 2005 Annual Report    39

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

11.    WARRANTS

a)	A summary of changes in the warrants issued and vested for the two years ended December 31, 2005 is as follows:

	2005		2004
	Number	Amount	Number	Amount
	(in thousands)
Opening balance	11,512	$405	5,338	$324
Issued in private equity placement (Note 9(c))	1,250	126	5,000	-
Issued upon conversion of debt (Note 11(b))	875	33	2,178	153
Expired/cancelled (Note 11(c))	(4,783)	(286)	(84)	(6)
Exercised	-	-	(920)	(66)
Closing balance	8,854	$278	11,512	$405

The conversion of the remaining secured subordinated notes would result in the issuance of 536,000 (2004 - 536,000) common share-purchase warrants for Series E notes, 2,758,000 (2004 - 2,758,000) common share-purchase warrants for Series G notes, 425,000 (2004 - 1,300,000) common share-purchase warrants for Series H notes and 8,000,000 (2004 - nil) common share-purchase warrants for Series I notes.

b)         CONVERTIBLE SECURED SUBORDINATED DEBENTURES

During 2005, the Company issued a total of 875,000 common share-purchase warrants with an exercise price of $0.40 per warrant and an expiry date of October 21, 2008, as the result of the conversion of Series H notes.

During 2004, the Company issued a total of 2,178,000 share-purchase warrants as follows: 479,000 with an exercise price of $0.14 per warrant and 1,699,000 with an exercise price of $0.50 per warrant as the result of the conversion of secured subordinated notes.

c)        EXPIRED/CANCELLED WARRANTS

During the year ended December 31, 2002, the Company had issued to a customer, 2 million warrants convertible into common shares of the Company at an exercise price of $0.45 per warrant. These warrants, of which 1.25 million had vested, expired on January 5, 2005. Accordingly, these warrants were cancelled.

Also during the year ended December 31, 2002 the Company had issued 50,000 share-purchase warrants, with an exercise price of U.S. $0.35 per warrant, to a service provider in relation to an equity private placement. These warrants expired on April 25, 2005 and were accordingly cancelled.

On June 13, 2005, the Company extended the expiry date of 2,733,000 warrants, with an exercise price of $0.40 per warrant, that were issued on June 26, 2003. The original expiry date of June 26, 2005 was extended to September 26, 2005. These warrants expired unexercised on September 26, 2005 and, as a result, were cancelled.

During the year ended December 31, 2004, 84,000 share-purchase warrants, that arose from of the conversion of Series D secured subordinated notes, expired and as a result were cancelled.

ADB Systems International Ltd. 2005 Annual Report    40

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

12.    STOCK OPTIONS

a)    Stock options are comprised of the following components:

	2005		2004
	Number	Amount	Number	Amount
	(in thousands of options and dollars)
Employees	2,997	$975	853	$820
Non-employees	-	116	-	116
Total	2,997	$1,091	853	$936

b)        EMPLOYEE STOCK OPTIONS

The Company has a stock option plan which provides for the issuance of stock options to employees, which may expire as much as 10 years from the date of grant, at prices not less than the fair market value of the common shares on the date of grant. A total of 5.35 million options has been authorized by the Company’s shareholders for issuance under the stock option plan.

The aggregate exercise price for employee options outstanding at December 31, 2005 was approximately $678,000 (2004 - $296,000). The Management Resources and Compensation Committee of the Board of Directors reserves the right to determine the vesting periods to stock options granted. The options expire between 2006 and 2010.

A summary of changes in the stock option plan for the two years ended December 31, 2005 is as follows:

	Number of Options		Weighted Average Exercise Price
	2005	2004	2005	2004
	(in thousands)
Opening balance	853	2,645	$0.35	$0.68
Granted	2,575	-	0.20	-
Exercised	-	(72)	-	0.34
Cancelled	(431)	(1,720)	0.28	0.84
Closing balance	2,997	853	$0.23	$0.35
Exercisable, end of year	1,498	853	$0.27	$0.35

On January 25, 2005, the Company granted 1.5 million stock options to employees, officers and directors. The options have an exercise price of $0.22 and expire on January 25, 2010. The options are comprised of two categories: non-performance based options and performance based options. The non-performance based options account for 1,361,000 of the options granted. These options vest quarterly over a six-quarter period commencing with the quarter ended March 31, 2005. The remaining 139,000 performance-based options were granted to certain Company officers and will vest upon the achievement of specific Company performance objectives. None of these performance-based options have vested as at December 31, 2005.

On November 15, 2005, the Company granted 75,000 stock options to directors of the Company. The options have an exercise price of $0.17 and expire on November 15, 2008. The options vested on the date of grant.

ADB Systems International Ltd. 2005 Annual Report    41

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

On December 22, 2005, the Company granted 1.0 million stock options to certain employees, officers and directors of the Company. The options have an exercise price of $0.16 and expire on December 22, 2008. The options are comprised of two categories: non-performance based options and performance based options. The non-performance based options account for 500,000 of the options granted. Of these options, 400,000 vest quarterly over a four-quarter period and 100,000 vest quarterly over a six-quarter period. The remaining 500,000 performance-based options were granted to an officer and director of the Company and will vest upon the achievement of specific Company performance objectives. None of these performance-based options have vested as at December 31, 2005.

A summary of the status of the Company’s outstanding options at December 31, 2005 is as follows:

Exercise Prices	Number of Options Outstanding (in thousands)	Remaining Contractual Life in years	Number of Options Exercisable (in thousands)
$0.16	1,000	3.0	-
$0.17	75	2.9	75
$0.22	1,282	4.1	783
$0.33	90	0.5	90
$0.35	515	0.6	515
$0.37	35	0.5	35
	2,997		1,498

The Company determined the fair value of employee stock option grants using the Cox-Rubinstein binomial valuation model with the following assumptions on a weighted average basis:

	2005	2004	2003
Dividend yield	-	N/A	-
Risk free interest rate	3.86%	N/A	3.53%
Volatility	86.66%	N/A	137.51%
Expected term, in years	4.07	N/A	2.94

For the year ended December 31, 2005, the employee stock option expense was $154,000 (2004 - $39,000; 2003 - $193,000). The weighted average grant date fair values of the options issued during the year was $0.16 (2004 - $nil, 2003 - $0.28)

During the fourth quarter of fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 - “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003. This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services, and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments. Commencing in fiscal 2003, the Company recorded a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.

For the year ended December 31, 2002, the Company did not record a compensation expense for stock options granted to employees. Instead, the Company disclosed the pro forma net income (loss) and the pro forma income (loss) per share had the Company adopted the fair value method of accounting for stock-based compensation awarded on or after January 1, 2002.

ADB Systems International Ltd. 2005 Annual Report    42

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

For the years ended December 31, 2005, 2004 and 2003, the amortization of the value of the stock-based compensation granted by the Company to employees in 2002, over the vesting period of the awards as specified under CICA 3870, would have resulted in the following pro forma loss attributable to common shareholders and pro forma basic and diluted loss per share:

	2005	2004	2003
	(in thousands)
Loss attributable to common shareholders
As reported	$(3,501)	$(5,104)	$(2,815)
Pro forma	$(3,501)	$(5,104)	$(2,956)
Basic and diluted net loss per share:
As reported	$(0.05)	$(0.08)	$(0.05)
Pro forma	$(0.05)	$(0.08)	$(0.05)

c)        NON-EMPLOYEE STOCK OPTIONS

The Company had no stock options outstanding to non-employees at December 31, 2005. A summary of changes in the stock options to non-employees for the two years ended December 31, 2005 is as follows:

	Number of Options		Weighted Average Exercise Price
	2005	2004	2005	2004
	(in thousands)
Opening balance	-	27	$-	$2.56
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	(27)	-	2.56
Closing balance	-	-	$-	$-
Exercisable, end of year	-	-	$-	$-

13.	OTHER OPTIONS

During the year ended December 31, 2005, the Company issued 747,000 compensation options with a fair value of $193,000 relating to the issuance of Series I secured subordinated notes (See Note 7(a)). The options entitle the holder to purchase an equity unit at a purchase price of $0.15 per unit. The options expire on September 12, 2010. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20. The share-purchase warrants expire on September 12, 2010.

During the year ended December 31, 2004, the Company issued 485,000 compensation options with a fair value of $59,000 relating to the issuance of Series G secured subordinated notes (See Note 7(c)). The options entitle the holder to purchase an equity unit at a purchase price of $0.31 per unit. The options expire on June 15, 2006. Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50. The share-purchase warrants expire on June 15, 2008.

Also during the year ended December 31, 2004, the Company issued 150,000 compensation options with a fair value of $19,000 relating to the December private equity placement (See Note 9(c)). The options entitle the holder to purchase an equity unit at a purchase price of $0.20 per unit and expire on December 6, 2006. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.35. The share-purchase warrants expire on December 6, 2008.

ADB Systems International Ltd. 2005 Annual Report    43

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

14.    FINANCIAL INSTRUMENTS

  Foreign exchange risk
The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in various currencies including the Canadian dollar, U.S. dollar, UK pound, EURO, and Norwegian krone. Correspondingly, operating expenses related to these activities are transacted in the above-denoted currencies. The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations. During the year ended December 31, 2005, the Company incurred foreign exchange losses in the amount of $16,000 (2004 - $24,000, 2003 - $84,000).

  Interest rate risk
The Company has limited exposure to fluctuations in interest rates. The Company does not use derivative instruments to reduce its exposure to interest rate risk.

   Credit risk
Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

In 2005, two customers accounted for 37 percent and 17 percent, respectively, (2004 - one customer accounted for 31 percent, 2003 - two customers accounted for 26 percent and 15 percent respectively) of total revenues. At December 31, 2005, one customer accounted for 40 percent of total accounts receivable. At December 31, 2004, there were three customers that accounted for 18 percent, 13 percent and 11 percent, respectively, of total accounts receivable.

    Fair value
The fair value of monetary assets and liabilities approximates amounts at which they would be exchanged between knowledgeable and unrelated persons. The amounts recorded in the consolidated financial statements approximate fair value, with the exception of the secured subordinated series E, G and H notes as it is not practical to determine the fair value of the notes as at December 31, 2005, considering that they are not publicly traded.

15.      COMMITMENTS AND CONTINGENCIES

(a)	Minimum payments under operating leases during the next five years and thereafter are as follows:

Years	Amount
(in thousands)
2006	$401
2007	377
2008	326
2009	276
2010	146
2011 and thereafter	146

(b)
As a result of a review of statutory reporting obligations regarding employee benefits, the Company has identified a potential for non-compliance. The employees and regulators concerned have been notified. The probability and amount of any potential liability relating to this situation is presently not determinable.

(c)
The Company has entered into compensation arrangements with certain of its employees. In the event of involuntary termination, the Company may be liable for potential payments totaling $131,000 to these employees.

(d)
The Company entered into a licensing agreement with NCR Corporation on April 29th, 2002. The agreement provides the Company with access to specific technology patents over a seven-year period for US $100,000 annually up to a cumulative maximum of US $5,000,000.

ADB Systems International Ltd. 2005 Annual Report    44

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

(e)
In the normal course of operations, the Company provides indemnification agreements to counterparties in transactions such as purchase contracts, service agreements and leasing transactions. These indemnification agreements may require the Company to compensate the counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract. The nature of the indemnification agreements prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. Historically, the Company has not made any significant payments under such indemnification. No amount has been accrued in the consolidated financial statements with respect to these indemnification agreements.

16.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

The following table sets forth the changes in non-cash operating working capital items resulting from the inflow (outflow) of cash in the year.

	2005	2004	2003
	(in thousands)
Accounts receivable	$381	$(151)	$444
Deposits and prepaid expenses	67	(8)	60
Accounts payable	372	288	(87)
Accrued liabilities	101	139	(491)
Deferred revenue	6	44	(741)
Effect of currency translation	(17)	10	87
	$910	$322	$(728)

The following table summarizes the non-cash financing activities of the Company

	2005	2004	2003
Issuance of common shares in settlement of accounts payable (Note 9(c))	$24	$118	$272
Issuance of common shares in return for prepaid services (Note 9(c))	-	82	-
Reduction in debt from conversion of secured subordinated notes (Note 7(i))	(226)	(830)	(21)
Reduction in conversion feature from conversion of secured subordinated notes (Note 7(j))	(147)	(550)	(76)
Settlement of demand loan by transfer of Bid.Com Ltd. Shares (Note 19)	-	-	(2,000)
Settlement of accrued liability by transfer of Bid.Com Ltd. shares	-	-	(68)
Issuance of compensation options relating to issuance of secured subordinated notes (Note 13)	(193)	(59)	-
Issuance of compensation options relating to equity private placement (Note 13)	-	19	-

ADB Systems International Ltd. 2005 Annual Report    45

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

17.	OTHER INCOME

The Company ceased its on-line retail activities in October 2000; however, during 2005, the Company received non-recurring proceeds of $42,000 (2004 - $nil, 2003 - $67,000) related to on-line retail activities that had been carried out prior to October 2000.

18.      LOSSES (GAINS) ON DISPOSAL OF CAPITAL ASSETS AND STRATEGIC INVESTMENT

	2005	2004	2003
	(in thousands)
Loss on disposal of capital assets (a)	$-	$1	$13
(Gain) on disposal of strategic investment (b)	-	-	(20)
	$-	$1	$(7)

(a)	During 2004, the Company disposed of capital assets that were no longer required resulting in a loss of $1,000. Similar disposals in 2003 resulted in a loss of $13,000.

(b)	During 2003, the Company sold shares in Megawheels Technologies Inc. for proceeds and a gain of $20,000.

19.    GAIN ON SETTLEMENT OF DEMAND LOAN

During the year ended December 31, 2002, the Company completed a series of transactions whereby the Company received a secured demand loan in the aggregate principal amount of $2,000,000. The loan carried an interest rate of 12 percent compounded monthly, and was secured by a general security agreement on the assets of the Company and a pledge of the shares of the Company’s Norwegian subsidiary. The loan matured on June 30, 2003. The Company could, at its discretion, repay the loan in cash or transfer to the lender 100 percent of the issued shares of its investment in Bid.Com Ltd. in full settlement of the outstanding principal amount and accrued interest then owing to the lender.

On June 30, 2003, the Company exercised its option to transfer its investment in Bid.Com Ltd., which had a nominal carrying value, to the lender in full settlement of the outstanding principal and accrued interest amounts. This transfer resulted in a gain on settlement of the demand loan in the amount of $2,195,000.

20.    INVESTMENT IN JOINTLY CONTROLLED COMPANY

On September 23, 2003 the Company established a joint venture with GE Commercial Equipment Financing, a unit of GE Commercial Finance, with each entity holding a 50 percent interest in the joint venture. The joint venture operates under the name of GE Asset Manager, LLC. The joint business venture develops and markets asset management technology to customers in a broad range of industries. Upon the establishment of this joint venture, 1 million share-purchase warrants issued by ADB to GE Capital Corporation vested. The fair value of these warrants of $188,000, calculated at the vesting date, was reflected on the consolidated balance sheets as an acquired agreement. This acquired agreement was fully amortized as of December 2004.

The consolidated financial statements of the Company reflect the Company’s pro rata share of the joint venture’s assets, liabilities, and results of operations in accordance with the proportionate consolidation method of accounting. The effect of proportionate consolidation of the joint venture on the Company’s consolidated financial statements is summarized as follows:

ADB Systems International Ltd. 2005 Annual Report    46

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

For the years ended December 31	2005	2004	2003
	(in thousands)
Consolidated statements of operations
Operating revenues	$9	$-	$-
Operating expenses	(1)	-	-
Net income	$8	$-	$-
Consolidated balance sheets
Current assets	$35	$-	$-
Current liabilities	(27)	-	-
Net investment	$8	$-	$-
Consolidated statements of cash flows
Operating activities	$35	$-	$-
Net cash inflow	$35	$-	$-

21.  INVESTMENT IN BID.COM LTD.

On August 30, 2002, the Company entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to the Company a secured loan in the aggregate principal amount of $2 million (See Note 19). The Company and the same unrelated party also entered into an agreement whereby on-line retail operations were to be conducted by Bid.Com Ltd. These operations utilized the on-line retail technology, experience and expertise of the Company developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products supplied by the lender.

On June 30, 2003, the Company exercised its option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

The Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but determined that, for accounting purposes, consolidation of Bid.Com Ltd. was not appropriate. This determination was based upon the Company’s inability to determine the strategic operating policies of Bid.Com Ltd. without the cooperation of others, its inability to obtain the future economic benefits from the resources of Bid.Com Ltd., and its lack of exposure to the related risk of ownership. Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis. The Company was not exposed to losses incurred by Bid.Com Ltd., and accordingly this investment was carried at a nominal amount. U.S. GAAP required consolidation of the investment in Bid.Com Ltd. in the Company’s consolidated financial statements. The impact of this difference in Canadian GAAP from U.S. GAAP is disclosed in these notes to the consolidated financial statements under Canadian and United States accounting policy differences (See Note 23).

Condensed income statement and cash flow information for Bid.Com Ltd. for the six-month period ended June 30, 2003 is as follows:

2003
(in thousands)
Revenue	$3,614
Net income	208
Change in cash resources	(358)

Revenue of $35,000 related to web-site development, support and maintenance services provided to Bid.com Ltd. was included in the consolidated results of the Company for the six months ended June 30, 2003. In addition, the Company charged overhead-related costs of $76,000 for rent, connectivity and management fees to Bid.com Ltd. for the six-month period ended June 30, 2003. These overhead charges were recorded as a reduction of expenses in the consolidated financial statements for the year ended December 31, 2003.

ADB Systems International Ltd. 2005 Annual Report    47

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

22.  ACQUISITION OF ADB SYSTEMER ASA

On October 11, 2001, the Company acquired 98.3 per cent of the outstanding shares of ADB Systemer ASA of Sola, Norway. ADB Systemer was a publicly traded software vendor focused on enterprise asset management and integrated electronic procurement. At the time of acquisition, ADB Systemer had wholly-owned subsidiaries in the United States and in the United Kingdom.

The purchase price for 12,518,493 of the outstanding ADB Systemer common shares was $13.762 million. The purchase price was comprised of $2.293 million in cash, $9.844 million of common stock issued from treasury, acquisition costs of $765,000, employee stock options with a fair market value of $576,000 granted to ADB Systemer employees as replacement options and warrants with a fair market value of $284,000 issued to ADB Systemer warrant holders as replacement warrants. Common stock issued from treasury totaled 10,866,052 shares (21,732,104 pre-consolidation) with a value of $9.844 million based on a five-day trading average before and after September 10, 2001, the date the acquisition was announced to the general public. The purchase price for ADB Systemer did not include any contingent payments, options, or commitments. The purchase price of $13.762 million was allocated as follows:

2001
(in thousands)
Net monetary assets (including cash of $814)	$418
Capital assets	308
Contractual agreements	177
Acquired software and related intellectual property	3,383
Goodwill	9,476
Total purchase price	$13,762

ADB Systemer’s operations were consolidated after the effective date of the acquisition, October 11, 2001.

The amortization periods for contractual agreements and software and related intellectual property are 12 and 36 months respectively. Amortization expense relating to software in the amount of $nil (2004 - $846,000, 2003 - $1,128,000) was recorded. At the end of fiscal 2004, acquired software had been fully amortized.

Goodwill was not amortized, but was subject to an impairment test where the carrying value of goodwill was compared to its fair value. In the event the carrying value of goodwill exceeded its fair value, a goodwill impairment would be recorded. At December 31, 2001, the carrying value of goodwill was tested for impairment, and it was determined that a goodwill impairment of $9.476 million was required. Goodwill is not deductible for income tax purposes.

23.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles as applied in Canada, which conform in all material respects with generally accepted accounting principles in the United States, except as noted below.

(a) STOCK-BASED COMPENSATION TO EMPLOYEES

In fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 - “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003 regarding expensing of employee stock-based compensation. Accordingly, commencing in fiscal 2003, the Company records a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.

ADB Systems International Ltd. 2005 Annual Report    48

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

Under U.S. GAAP stock-based compensation granted to employees is accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," or in accordance with SFAS 123 “Accounting for Stock-Based Compensation.” Prior to 2003, under United States GAAP the Company elected to follow APB 25 and no accounting recognition was given to stock options granted having exercise price of market value at the date of grant. Upon exercise, the proceeds were credited to shareholders’ equity. In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, “Accounting for Stock- Based Compensation,” to provide alternative methods of transition for a voluntary change to fair value method of accounting for stock-based employee compensation. In fiscal 2003, the Company elected to prospectively adopt the fair value method for stock-based compensation as prescribed in SFAS No. 123 using the transition provision in SFAS No. 148. Under CICA 3870 and SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. The Company’s calculations for employee grants were made using the Cox-Rubinstein binomial valuation model with weighted average assumptions as described in the following table. As a result, the 2005 annual consolidated financial statements under Canadian GAAP and U.S. GAAP reflect a stock-based compensation expense to employees of $154,000 (2004 - $39,000; 2003 - $193,000) for options granted on or after January 1, 2003.

For grants made prior to fiscal 2003, SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method from the date the standard was applicable. The calculations for the pro forma disclosures of stock options granted prior to 2005 are reported below and were made using the Cox-Rubinstein binomial valuation model with the following weighted average assumptions:

	2005	2004	2003
Dividend yield	-	N/A	-
Risk free interest rate	3.86%	N/A	3.53%
Volatility	86.66%	N/A	137.51%
Expected term, in years	4.07	N/A	2.94

If the estimated fair values of the Company’s stock options granted to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the loss attributable to common shareholders and the basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been:

	2005	2004	2003
	(in thousands)
Loss attributable to common shareholders under U.S. GAAP
As calculated (Note 23(h))	$(3,298)	$(5,013)	$(2,572)
Stock-based compensation included in net loss	154	39	193
	(3,144)	(4,974)	(2,379)
Stock-based compensation if fair value applied to all awards	(154)	(39)	(337)
Pro forma net loss as if fair value applied to all awards	$(3,298)	$5,013)	$(2,716)
Basic and diluted net loss per share:
As calculated	$(0.05)	$(0.08)	$(0.05)
Pro forma	$(0.05)	$(0.08)	$(0.05)

(b) COMPREHENSIVE INCOME

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires disclosure of comprehensive income, which includes reported net earnings adjusted for other comprehensive income. Comprehensive income is defined as the change in

ADB Systems International Ltd. 2005 Annual Report    49

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Under Canadian GAAP, gains and losses from foreign exchange translations of subsidiaries classified as self-sustaining are included in the foreign cumulative translation account component of shareholders’ deficiency. Under U.S. GAAP, these gains and losses are included as a component of comprehensive income (loss).

(c) MARKETABLE SECURITIES

U.S. GAAP requires that the Company disclose marketable securities into one of three categories: held to maturity; available for sale; or trading. As at December 31, 2005 and 2004, the marketable securities held were classified as follows:

	2005	2004
	(in thousands)
Available for sale	$13	$13

(d) FINANCIAL INSTRUMENTS WITH LIABILITY AND EQUITY ELEMENTS

Under Canadian GAAP, the secured subordinated notes (See Note 7) are recorded based upon the relative fair values of the liability and equity components of the instruments. The liability component is accreted to the face value of the subordinated notes over the term to maturity until the underlying notes are converted into common shares. Under U.S. GAAP, upon issuance, the secured subordinated notes would have been recorded as a liability and reclassified to equity only upon conversion. Accordingly, the interest accretion of $405,000 (2004 - $266,000, 2003 - $112,000) that is recorded under Canadian GAAP is reversed under U.S. GAAP.

Additionally, under Canadian GAAP, the financing costs arising from the issuance of the convertible notes are allocated between the liability and equity components of the notes. The financing costs associated with the liability component of the notes are deferred and amortized over the term of the underlying debt (See Note 5). The financing costs associated with the equity component of the notes are charged to shareholders’ deficiency. Under U.S. GAAP, all of the financing costs are deferred and amortized over the term of the underlying debt. As a result, the 2005 amortization expense under U.S GAAP is $125,000 (2004 - $58,000) compared to an amortization expense of $63,000 (2004 - $32,000) under Canadian GAAP. Furthermore, under Canadian GAAP, conversion of debt results in the allocation of any unamortized deferred financing charges associated with that debt to shareholders’ deficiency. Under U.S. GAAP, such unamortized financing charges are expensed upon conversion of the associated debt. Accordingly, under U.S. GAAP, an additional amount of $23,000 (2004 - $23,000), representing the unamortized financing charges associated with the conversion of the Series H notes (2004 - Series F notes), is expensed. The unamortized financing charges under Canadian GAAP, in the amount of $12,000 (2004 - $13,000), were allocated to contributed surplus upon the conversion of the Series H notes (2004 - Series F notes).

Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the subordinated notes, measured on the commitment date, over the amount of the loan proceeds to be allocated to the common shares upon conversion would be allocated to additional paid in capital. This results in a discount on the subordinated notes that is recognized as additional interest expense over the term of the subordinated notes and any unamortized balance is expensed immediately upon conversion of the subordinated notes. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature in the amount of $664,000 relating to the Series I subordinated notes. In 2004, the Company recognized beneficial conversion features of $20,000, $90,000 and $49,000 relating to Series F subordinated notes, Series G subordinated notes and Series H subordinated notes, respectively. In 2003, the Company recognized a beneficial conversion feature of $96,000 with respect to the Series E subordinated notes. An interest expense of $117,000 (2004 - $126,000, 2003 - $64,000) results from the amortization of the discount over the term to maturity of those subordinated notes as well as the unamortized discount for those subordinated notes

ADB Systems International Ltd. 2005 Annual Report    50

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

converted during the year. Canadian GAAP does not require the recognition of any beneficial conversion feature.

(e)	INVESTMENT IN JOINTLY CONTROLLED COMPANY

Canadian GAAP requires the proportionate consolidation of investments in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP; instead investments in joint ventures are accounted for in accordance with the equity basis of accounting.

Although the application of proportionate consolidation has no impact on the Company’s net loss or shareholders’ deficiency, it does increase the amounts reported for the Company’s current assets, current liabilities, revenue, expenses and cash flow from operations as compared to the amounts that would otherwise be reported under U.S. GAAP. As allowed under the rules of the Securities and Exchange Commission, this difference has not been reflected in the table of certain consolidated balance sheet items presented below.

(f) ADDITIONAL DISCLOSURES AS REQUIRED IN ACCORDANCE WITH UNITED STATES GAAP

U.S. GAAP requires the disclosure of the allowance for doubtful accounts. The accounts receivable balance reported on the consolidated balance sheet at December 31, 2005, includes an allowance for doubtful accounts in the amount of $59,000 (2004 - $51,000).

U.S. GAAP requires the disclosure of accrued liabilities that exceed five percent of current liabilities. Included in accrued liabilities at December 31, 2005 are accrued interest payable of $363,000 (2004 - $122,000), accrued vacation pay of $293,000 (2004 - $274,000), and accrued audit fees of $140,000 (2004 - $193,000).

U.S. GAAP requires the disclosure of non-cash interest components incurred during the year. In 2005, the Company incurred $97,000 (2004 - $126,000, 2003 - $64,000) in non-cash interest expense associated with secured subordinated notes. In 2003, the Company incurred $126,000 in non-cash interest expense associated with a demand loan that was settled through the transfer of the investment in an associated company (See Note 19).

Under U.S. GAAP, EITF 01-09 requires, in certain circumstances, that the warrants issued to customers be recorded as a reduction of revenue. Accordingly, in 2005, depreciation and amortization and revenue were reduced by $nil (2004 - $150,000, 2003 - $38,000) under U.S. GAAP. During 2005, comparable guidance was issued in Canada, which is effective in 2006.

(g) INVESTMENT IN ASSOCIATED COMPANY/DISCONTINUED OPERATIONS

U.S. GAAP requires consolidation of the Company’s investment in the associated company described in Note 21. Furthermore, under FAS 144, the Bid.Com Ltd. component would be classified as an asset held for sale and be subject to the reporting requirements for discontinued operations in 2003.

Consolidation of this associated company results in a decrease in the net loss attributable to common shareholders due to income from discontinued operations in the amount of $nil (2004 - $nil, 2003 - $195,000). Revenue in the amount of $nil (2004 - $nil, 2003 - $1.1 million) is included in the income from discontinued operations.

For fiscal 2005, the impact of consolidation of the associated company on cash flows was to decrease cash flows as a result of cash outflows from discontinued operations in the amount of $nil (2004 - $nil, 2003 - $358,000).

ADB Systems International Ltd. 2005 Annual Report    51

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

(h) The effect of the above differences described in Note 23(b), (d) and (g) on the Company’s consolidated financial statements are set out below:

Consolidated Balance Sheets
	2005	2004
	(in thousands)
Cash and marketable securities	$292	$453
Accounts receivable	1,154	1,535
Deposits and prepaid expense	141	208
Capital assets	101	142
Deferred charges	459	277
Accounts payable and accrued liabilities	2,129	1,680
Due to related parties	137	-
Deferred revenue	141	135
Current portion of secured subordinated notes	367	-
Secured subordinated notes	2,402	2,465
Non-controlling interest	3	3
Shareholders’ equity	$(3,032)	$(1,668)

Consolidated Statements of Operations

	2005	2004	2003
	(in thousands, except per share amounts)
Net loss for the year as reported under Canadian GAAP	$(3,501)	$(5,104)	$(2,815)
Adjustments:
Accretion of interest on secured subordinated notes (Note 23(d))	405	266	112
Gain on settlement of demand loan (Note 23(g))	-	-	(2,195)
Amortization of deferred charges relating to secured subordinated notes under Canadian GAAP (Note 23(d))	63	32	-
Amortization of deferred charges relating to secured subordinated notes under U.S. GAAP (Note 23(d))	(148)	(81)	-
Amortization of beneficial conversion feature (Note 23(d))	(117)	(126)	(64)
Net loss from continuing operations for the year as reported under U.S. GAAP	(3,298)	(5,013)	(4,962)
Income (loss) from discontinued operations (Note 23(g))	-	-	2,390
Net loss for the year as reported under U.S. GAAP	$(3,298)	$(5,013)	$(2,572)
Net loss attributable to common shareholders under U.S. GAAP	$(3,298)	$(5,013)	$(2,572)
Net loss for the year as reported under U.S. GAAP	$(3,298)	$(5,013)	$(2,572)
Other comprehensive income (loss) (Note 23(b))	(22)	6	74
Comprehensive income (loss) as reported under U.S. GAAP	$(3,320)	$(5,007)	$(2,498)
Basic and diluted loss per share from continuing operations	$(0.05)	$(0.08)	$(0.09)
Basic and diluted net loss per share	$(0.05)	$(0.08)	$(0.05)

ADB Systems International Ltd. 2005 Annual Report    52

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

(i) IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections  - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS 154 redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS 154 are effective for accounting changes and correction of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29 ("APB No. 29"), Accounting for Non-monetary Transactions. SFAS No. 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB No. 29, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 to have a material impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS No. 123(R) requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, as allowed under the original provisions of SFAS No. 123. SFAS No. 123(R) requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123(R) are effective for the first fiscal year beginning after June 15, 2005. SFAS No. 123(R) allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123. The Company is currently evaluating the impact of the adoption of SFAS No. 123(R).

In March 2005, the SEC staff issued guidance on SFAS No. 123(R). Staff Accounting Bulletin No. 107 ("SAB 107") was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123(R) while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two overarching themes: (i) considerable judgment will be required by preparers to successfully implement SFAS No. 123(R), specifically when valuing employee stock options; and (ii) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB 107 include: (a) valuation models - SAB 107 reinforces the flexibility allowed by SFAS No. 123(R) to choose an option pricing model that meets the standard's fair value measurement objective; (b) expected volatility - SAB 107 provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility; and (c) expected term the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS No. 123(R) in the Canadian and United States Accounting Policy Differences note to financial statements in fiscal year 2006. Management continues to assess the implications of this revised standard, which will impact the Company’s results of operations for the purposes of the Canadian and United States Accounting Policy Differences note to financial statements in fiscal year 2006.

ADB Systems International Ltd. 2005 Annual Report    53

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

(j) OPERATING LOSS

U.S. GAAP requires that the Company disclose operating loss. Operating loss of the Company for the year was $3.3 million (2004 - $5.0 million, 2003 - $5.0 million).

24.    SEGMENTED INFORMATION

The Company operates in a single reportable operating segment, that is, the design and delivery of software solutions for use by its customers. The single reportable operating segment derives its revenues from the sale of software and related services. Sales for each regional segment are based on the location of 3rd party customer.

The Company operates in the following reportable geographic segments: North America, Ireland and the United Kingdom, and Norway. Information about the Company’s geographical net revenues and assets is set forth below:

Assets by geographic region:

	2005		2004
	(in thousands)
	Capital Assets	Intangible and Other Assets	Capital Assets	Intangible and Other Assets
North America	$42	$156	$39	$155
Ireland and U.K.	3	-	6	-
Norway	56	-	97	-
	$101	$156	$142	$155

Net revenue by geographic region:

	2005	2004	2003
	(in thousands)
North America	$656	$796	$1,211
Ireland and U.K.	628	681	1,239
Norway	4,491	3,453	3,403
	$5,775	$4,930	$5,853

25.    SUBSEQUENT EVENT

On February 8, 2006, the Company completed a transaction resulting in the issuance of Series J secured subordinated notes with a face value of $755,000. The Series J notes were issued to private investors including an amount totaling $105,000 issued to three directors/officers of the Company. The Series J notes mature February 8, 2011, have an annual interest rate of 11 percent and are convertible into equity units at a price of $0.15 per unit. Interest for the first year is payable in shares of the Company with interest payable for the remaining term of the notes payable in cash upon the earlier of maturity and conversion. Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.20 per warrant. The warrants expire on the earlier of (i) February 8, 2009 and (ii) the date which is sixty days following the issuance of a notice by the Company to holders confirming that the closing price of the Company’s common shares, on the Toronto Stock Exchange, was greater than or equal to $0.35 for any 10 consecutive trading days. The afore-mentioned conversion provisions are subject to a four month and one day hold period. The Series J notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

ADB Systems International Ltd. 2005 Annual Report    54

Notes to the Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
(in Canadian dollars)

Directors

T. Christopher Bulger(1), (2), (3)
CEO, Megawheels

Duncan Copeland(1), (2), (3)
President, Copeland and
Company

David Gelineau(2), (3)
Account Executive, Donna Cona

Jeffrey Lymburner
CEO

Jim Moskos
President,
ADB Technologies Group

Rick Robertson(1)
Associate Professor of Business
Richard Ivey School of Business,
The University of Western
Ontario

Officers
Jeffrey Lymburner
CEO

Jim Moskos
President, ADB Technology
Group

Jan Pedersen
President ADB Systems,
Norwegian Operations

(1) Member of the Audit
     Committee
(2) Member of the Management
     Resources and Compensation
     Committee
(3) Member of the Corporate
     Governance Committee

ADB Systems Offices
North America
Corporate Headquarters
ADB Systems International Ltd.
302 The East Mall, Suite 300
Toronto, Ontario, Canada
ML4V 1V2
1 888 287 7467

Europe
ADB Systemer International AS
Vingveien 2, N-4050
Sola, Norway
+ 47 51 64 71 00

ADB Systems International Ltd.
3000 Cathedral Hill
Guildford, Surrey GU2 7YB UK
+ 44 (0) 1483 243 577

ADB Systems International Ltd.
52 Broomhill Road, Suite 108
Broomhill Industrial Estate
Tallaght, Dublin 24, Ireland
+ 353 1 431 0513

Additional Shareholder
Information
www.adbsys.com
investor-relations@adbsys.com

Registrar and Transfer Agent
Equity Transfer Services
120 Adelaide Street West
Suite 420, Toronto, Ontario, Canada
M5W 4C3
(416) 361-0152

Auditors
KPMG LLP
Toronto, Ontario, Canada

Lawyers
Brown Raysman Millstein
    Felder & Steiner LLP, New York
Gowling Lafleur Henderson LLP,
Toronto, Ontario, Canada

Stock Exchange Listings
Toronto Stock Exchange
Symbol: ADY

OTC Bulletin Board
Symbol: ADBYF

Shares Outstanding
Issued: 74,120,131
December 31, 2005

ADB Systems,
Dyn@mic Buyer,
ProcureMate, WorkMate
and Dyn@mic Seller are
trademarks of ADB
Systems International Ltd.
and its affiliates.

© 2005 ADB Systems International Ltd.

ADB Systems International Ltd. 2005 Annual Report